UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

SOUTH STATE CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a‑6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SOUTH STATE CORPORATION

520 Gervais Street

Columbia, South Carolina 29201

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held April 19, 2018

TO THE SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of the Shareholders (the “Annual Meeting”) of South State Corporation, a South Carolina corporation (the “Company”), will be held at the Company’s headquarters in the Orangeburg Conference Room on the second floor, 520 Gervais Street, Columbia, South Carolina at 2:00 p.m., on April 19, 2018, for the following purposes:

(1)	To elect four directors to serve three-year terms and two directors to serve two-year terms (Board of Directors unanimously recommends that you vote “FOR” this proposal);
(2)

To conduct an advisory vote on the compensation of the Company’s named executive officers (this is a non-binding, advisory vote; the Board of Directors unanimously recommends that you vote “FOR” this proposal);

(3)

To ratify, as an advisory, non-binding vote, the appointment of Dixon Hughes Goodman LLP, Certified Public Accountants, as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018 (Board of Directors unanimously recommends that you vote “FOR” this proposal); and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only record holders of Common Stock of the Company at the close of business on February 16, 2018, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

You are cordially invited and urged to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting in person, you are requested to promptly vote by telephone, internet, or by mail on the proposals presented, following the instructions on the Proxy Card for whichever voting method you prefer. If you vote by mail, please complete, date, sign, and promptly return the enclosed proxy in the enclosed self-addressed, postage-paid envelope. If you need assistance in completing your proxy, please call the Company at 800-277-2175. If you are a record shareholder, attend the meeting, and desire to revoke your proxy and vote in person, you may do so. In any event, a proxy may be revoked by a record shareholder at any time before it is exercised.

By Order of the Board of Directors

William C. Bochette, III

Secretary

Columbia, South Carolina

March 7, 2018

SOUTH STATE CORPORATION

520 Gervais Street

Columbia, South Carolina 29201

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

to be Held April 19, 2018

This Proxy Statement is furnished to shareholders of South State Corporation, a South Carolina corporation (herein, unless the context otherwise requires, together with its subsidiaries, the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors for use at the 2018 Annual Meeting of Shareholders to be held at the Company’s headquarters in the Orangeburg Conference Room on the second floor, 520 Gervais Street, Columbia, South Carolina at 2:00 p.m., on April 19, 2018 or any adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Directions to the Company’s headquarters may be obtained by contacting Ebony Strudwick at 803-231-5037.

Solicitation of proxies may be made in person or by mail, telephone or other means by directors, officers and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the common stock, par value $2.50 per share (the “Common Stock”), of the Company held of record by such persons, and the Company will reimburse the reasonable forwarding expenses. The cost of solicitation of proxies will be paid by the Company. This Proxy Statement was first mailed to shareholders on or about March 9, 2018.

The Company’s principal executive offices are located at 520 Gervais Street, Columbia, South Carolina 29201. The Company’s mailing address is P.O. Box 1030, Columbia, South Carolina 29202, and its telephone number is 800-277-2175.

ANNUAL REPORT

The Annual Report to Shareholders (which includes the Company’s Annual Report on Form 10-K containing, among other things, the Company’s fiscal year ended December 31, 2017 financial statements) accompanies this proxy statement. Such Annual Report to Shareholders does not form any part of the material for the solicitation of proxies.

REVOCATION OF PROXY

Any record shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise (a) by giving written notice to the Company of such revocation, (b) by voting in person at the meeting, or (c) by executing and delivering to the Company a later dated proxy. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy. Any written notice or proxy revoking a proxy should be sent to South State Corporation, P.O. Box 1030, Columbia, South Carolina 29202, Attention: William C. Bochette, III. Written notice of revocation or delivery of a later dated proxy will be effective upon receipt thereof by the Company.

QUORUM AND VOTING

The Company’s only voting security is its Common Stock, each share of which entitles the holder thereof to one vote on each matter to come before the Annual Meeting. At the close of business on February 16, 2018 (the “Record Date”), the Company had issued and outstanding 36,785,071 shares of Common Stock, which were held of record by approximately 28,300 persons. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote on matters that come before the Annual Meeting. Notwithstanding the Record Date specified above, the Company’s stock transfer books will not be closed and shares of the Common Stock may be transferred subsequent to the Record Date. However, all votes must be cast in the names of holders of record on the Record Date.

The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. If a share is represented for any purpose at the Annual Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for the purposes of establishing a quorum. Therefore, valid proxies which are marked “Abstain” or “Withhold” or as to which no vote is marked, including proxies submitted by brokers who are the record owners of shares but who lack the power to vote such shares (so‑called “broker non-votes”), will be included in determining the number of votes present or represented at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the Annual Meeting from time to time until a quorum is present or represented. If any such adjournment is for a period of less than 30 days, no notice, other than an announcement at the Annual Meeting, is required to be given of the adjournment. If the adjournment is for 30 days or more, notice of the adjourned Annual Meeting will be given in accordance with the

Company’s Bylaws. Directors, officers and regular employees of the Company may solicit proxies for the reconvened Annual Meeting in person or by mail, telephone or other means. At any such reconvened Annual Meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the Annual Meeting as originally noticed. Once a quorum has been established, it will not be destroyed by the departure of shares prior to the adjournment of the Annual Meeting.

Provided a quorum is established at the Annual Meeting, directors will be elected by a majority of the votes cast at the Annual Meeting.  Shareholders of the Company do not have cumulative voting rights.

All other matters to be considered and acted upon at the Annual Meeting require that the number of shares of Common Stock voted in favor of the matter exceed the number of shares of Common Stock voted against the matter, provided a quorum has been established. Abstentions, broker non-votes and the failure to return a signed proxy will have no effect on the outcome of such matters.

Brokers are members of the New York Stock Exchange (the “NYSE”) which allows its member-brokers to vote shares held by them for their customers on matters the NYSE determines are routine, even though the brokers have not received voting instructions from their customers. If the NYSE does not consider a matter routine, then your broker is prohibited from voting your shares on the matter unless you have given voting instructions on that matter to your broker.  Because the NYSE does not consider Proposals No. 1 and  2 to be routine matters, it is important that you provide instructions to your bank or broker if your shares are held in street name so that your vote with respect to each of these matters is counted.  If you do not give your bank or broker voting instructions with respect to Proposals No. 1 and 2, your bank or broker may not vote on these matters.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON April 19, 2018

This Proxy Statement and the Company’s  2017 Annual Report to Shareholders (which includes its 2017 Annual Report on Form 10-K) are available at http://www.envisionreports.com/SSB.

ACTIONS TO BE TAKEN BY THE PROXIES

Each proxy, unless the shareholder otherwise specifies therein, will be voted according to the recommendations of the Board of Directors as follows:

Proposal One:	FOR the election of the persons named in this Proxy Statement as the Board of Directors’ nominees for election to the Board of Directors; and
Proposal Two:

FOR the approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement; and

Proposal Three:	FOR the ratification of the appointment of Dixon Hughes Goodman LLP as independent registered public accounting firm for the fiscal year ending December 31, 2018.

In each case where the shareholder has appropriately specified how the proxy is to be voted, it will be voted in accordance with his or her specifications.  As to any other matter of business that may be brought before the Annual Meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the best judgment of the persons voting the same. However, the Board of Directors does not know of any such other business.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

Any shareholder of the Company desiring to include a proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the Exchange Act) in the Company’s  2019 proxy statement for action at the 2019 Annual Meeting of Shareholders must deliver the proposal to the executive offices of the Company no later than November 9, 2018, unless the date of the 2019 Annual Meeting of Shareholders is more than 30 days before or after April 18,  2019, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials.  Only proper proposals that are timely received and in compliance with Rule 14a-8 will be included in the Company’s  2019 proxy statement.

Under our Bylaws, shareholder proposals not intended for inclusion in the Company’s  2019 proxy statement pursuant to Rule 14a-8 but intended to be raised at the 2019 Annual Meeting of Shareholders, including nominations for election of director(s) other than the Board’s nominees, must be received no earlier than 120 days and no later than 90 days prior to the first anniversary of the 2018 Annual Meeting of Shareholders and must comply with the procedural, informational and other requirements outlined in our Bylaws. To be timely for the 2019 Annual Meeting of Shareholders, a shareholder proposal must be delivered to the Secretary of the Company, P.O. Box 1030, Columbia, South Carolina 29202, no earlier than December 21, 2018 and no later than January 18,  2019.

The Company does not have a formal process by which shareholders may communicate with the Board of Directors. Historically, however, the chairman of the Board or the Governance Committee has undertaken responsibility for responding to questions and concerns expressed by shareholders.  In the view of the Board of Directors, this approach has been sufficient to ensure that questions and concerns raised by shareholders are adequately addressed.  Any shareholder desiring to communicate with the Board may do so by writing to the Secretary of the Company at P.O. Box 1030, Columbia, South Carolina 29202.

BENEFICIAL OWNERSHIP OF CERTAIN PARTIES

The following table sets forth the number and percentage of outstanding shares that exceed 5% beneficial ownership (determined in accordance with Rule 13d‑3 under the Securities Exchange Act of 1934) by any single person or group, as known by the Company:

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Shares Outstanding
Common Stock	The Vanguard Group 100 Vanguard Boulevard, Malvern, PA 19355	2,934,534	(1)	8.0%
Common Stock	BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	2,741,506	(2)	7.5%
Common Stock	Wellington Management Company LLP 280 Congress Street, Boston, MA 02210	1,947,291	(3)	5.3%

(1)

Beneficial ownership of The Vanguard Group is based on its Schedule 13G/A filed with the SEC on February 12, 2018. The Vanguard Group reported that it has sole power to vote or to direct the vote of 41,664 shares of Common Stock, shared power to vote or direct the vote of 3,876 shares of Common Stock, sole power to dispose or direct the disposition of 2,891,998 shares of Common Stock and shared power to dispose or direct the disposition of 42,536 shares of Common Stock.

(2)

Beneficial ownership of BlackRock, Inc. is based on its Schedule 13G/A filed with the U.S. Securities and Exchange Commission (“SEC”) on January 23,  2018. BlackRock, Inc. reported that it has sole power to vote or to direct the vote of 2,652,122 shares of Common Stock and sole power to dispose or direct the disposition of 2,741,506 shares of Common Stock.

(3)

Beneficial ownership of Wellington Management Group LLP is based on its Schedule 13G filed with the SEC on February 8, 2018. Wellington Management Group LLP reported that it has shared power to vote or to direct the vote of 1,714,106 shares of Common Stock and shared power to dispose or direct the disposition of 1,947,291 shares of Common Stock.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of February 16, 2018, the number and percentage of outstanding shares of Common Stock beneficially owned by (i) each director and nominee for director of the Company, (ii) each executive officer named in the Summary Compensation Table, and (iii) all executive officers and directors of the Company as a group. Unless otherwise indicated, the mailing address for each beneficial owner is care of South State Corporation, P.O. Box 1030, Columbia, South Carolina 29202.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Common Shares Beneficially Owned (1)	Common Shares Subject to a Right to Acquire (2)	Percent of Shares Outstanding
Jimmy E. Addison (6)	13,893	—	*	%
Paula Harper Bethea (6)	12,941	—	*	%
Renee R. Brooks (4) (6)	13,308	6,213	*	%
Joseph E. Burns (5) (6)	30,620	21,453	*	%
James C. Cherry	11,500	—	*	%
Jean E. Davis (6)	12,721	—	*	%
Martin B. Davis (6)	892	—	*	%
Robert H. Demere, Jr. (3) (5) (6)	94,130	—	*	%
Cynthia A. Hartley (6)	7,388	—	*	%
Robert R. Hill, Jr. (6)	91,319	42,110	*	%
Robert R. Horger (6)	82,324	17,189	*	%
Thomas J. Johnson (6)	21,955	—	*	%
Grey B. Murray (6)	3,455	—	*	%
John C. Pollok (3) (4) (6)	66,205	43,180	*	%
James W. Roquemore (3) (5) (6)	45,365	—	*	%
Thomas E. Suggs (6)	15,640	—	*	%
Kevin P. Walker (6)	11,598	—	*	%
John F. Windley (4)	25,517	26,286	*	%
All directors and executive officers as a group (19 persons) (4) (6)	564,409	156,431	1.96%
* Represents less than 1%.

(1)	As reported to the Company by the directors, nominees and executive officers.
(2)	Based on the number of shares of Common Stock acquirable by directors and executive officers through vested stock options within 60 days of the Record Date of February 16, 2018.
(3)

Excludes shares of Common Stock owned by or for the benefit of family members of the following directors and executive officers, each of whom disclaims beneficial ownership of such shares:  Mr. Pollok, 666 shares; Mr. Demere, 1,325 shares and Mr. Roquemore, 5,587 shares; and all directors and executive officers as a group, 7,578 shares.

(4)

Includes shares of Common Stock held as of December 31, 2017 by the Company under the Company’s 401(K) Employee Savings Plan, as follows: Mrs. Brooks, 4,064 shares; Mr. Pollok,  8,079 shares; Mr. Windley, 2,801 shares; and all directors and executive officers as a group,  14,944 shares.

(5)

For Mr. Demere, includes 52,257 shares of Common Stock owned by Colonial Group, Inc., of which Mr. Demere is President and Chief Executive Officer.  For Mr. Roquemore, includes 9,426 shares owned by Patten Seed Company, of which Mr. Roquemore is a 29% owner and management affiliate. For Mr. Burns, includes 2,137 shares owned by J.E. Burns Holdings, Inc., of which Mr. Burns is an 86% owner and has the ability to direct the voting and disposition of the shares.

(6)

Includes unvested shares of restricted stock, as to which the executive officers and directors have full voting privileges. The shares are as follows: Mrs. Brooks, 1,396 shares; Mr. Burns, 1,645 shares; Mr. Hill, 15,246 shares; Mr. Horger, 1,603 shares; Mr. Pollok, 13,155 shares; and all directors and executive officers as a group, 36,145 shares.

PROPOSAL NO. 1:  ELECTION OF DIRECTORS

The Articles of Incorporation of the Company provide for a maximum of twenty directors; to be divided into three classes with each director serving a three-year term, with the classes as equal in number as possible. The Board of Directors has currently established the number of directors at fifteen.

John C. Pollok,  Cynthia A. Hartley,  Thomas E. Suggs,  Kevin P. Walker,  James C. Cherry, and Jean E.  Davis, all of whom currently are directors of the Company and whose terms expire at the Annual Meeting, have been nominated by the Board of Directors for re-election by the shareholders. If re-elected, Ms. Hartley and Messrs. Pollok, Suggs and Walker will serve as directors of the Company for a three-year term, expiring at the 2021 Annual Meeting of Shareholders of the Company.

James C. Cherry and Jean E. Davis were appointed to the Board of Directors effective December 1, 2017. Under South Carolina law, Mr. Cherry’s and Ms. Davis’ terms expire at the Annual Meeting, and we ask that you re-elect Mr. Cherry and Ms. Davis to our Board of Directors. If re-elected, Mr. Cherry and Ms. Davis will each serve as director of the Company for a two-year term, expiring at the 2020 Annual Meeting of Shareholders of the Company.

Under our current Bylaws, in the event that a director attains age 72 during his or her term of office, he or she shall serve only until the next shareholders’ meeting after his or her 72nd birthday.

The Board of Directors unanimously recommends that shareholders vote “FOR” the director nominees.

The table below sets forth for each director his or her name, age, when first elected and current term expiration, business experience for at least the past five years, and the qualifications that led to the conclusion that the individual should serve as a director.

		First	Current	Nominee
		Elected	Term	for New	Business Experience for the Past Five Years and
Name	Age	Director	Expires	Term	Director Qualifications
Robert R. Horger Chairman South State Bank Employee	67	1991	2019

Mr. Horger has served as Chairman of the Company and its wholly-owned banking subsidiary, South State Bank (sometimes also referred to herein as the “Bank”), since 1998. He also has served as Vice Chairman of the Company and the Bank, from 1994 to 1998. Mr. Horger has been an attorney with Horger, Barnwell and Reid in Orangeburg, South Carolina, since 1975. During his tenure as Chairman, Mr. Horger has developed knowledge of the Company’s business, history, organization, and executive management which, together with his personal understanding of many of the markets that we serve, has enhanced his ability to lead the Board of Directors through the current challenging business environment for all financial institutions. Mr. Horger’s legal training and experience enhance his ability to understand the Company’s regulatory framework.

Robert R. Hill, Jr. Chief Executive Officer South State Bank Employee	51	1996	2020

Mr. Hill has served as Chief Executive Officer of the Company since July 26, 2013. Prior to that time, Mr. Hill served as President and Chief Executive Officer of the Company from November 6, 2004 to July 26, 2013. Prior to that time, Mr. Hill served as President and Chief Operating Officer of South State Bank, from 1999 to November 6, 2004. Mr. Hill joined the Company in 1995. He was appointed to serve on the Federal Reserve Board of Directors in December 2010. Mr. Hill brings to the board an intimate understanding of the Company’s business and organization, as well as substantial leadership ability, banking industry expertise, and management experience.

		First	Current	Nominee
		Elected	Term	for New	Business Experience for the Past Five Years and
Name	Age	Director	Expires	Term	Director Qualifications
John C. Pollok Chief Financial Officer & Chief Operating Officer South State Bank Employee	52	2012	2018	●

Mr. Pollok has served as Chief Financial Officer and Chief Operating Officer of the Company since March 21, 2012.  Mr. Pollok previously served as the Chief Operating Officer of the Company and the Bank from January 4, 2010 until March 21, 2012. Prior to that time, Mr. Pollok served as the Chief Financial Officer and Chief Operating Officer of the Company and the Bank from February 15, 2007 until January 3, 2010. Mr. Pollok brings to the board an overall institutional knowledge of the Company’s business, banking industry expertise, and leadership experience.

Jimmy E. Addison	57	2007	2019

Mr. Addison has served as Chief Executive Officer of SCANA Corporation, the holding company of South Carolina Electric and Gas Company and other utility-related concerns since January 1, 2018. He previously served as Chief Financial Officer from 2006 through 2017 and as President of SCANA Energy from 2014 through 2017. He also serves as a member of the board (past president) for the Business Partnership Foundation of the Darla Moore School of Business at the University of South Carolina.  Mr. Addison is also a licensed CPA and previously worked for an international accounting firm.  His leadership experience, knowledge of financial reporting requirements of public companies, and business and personal ties to many of the Bank’s market areas enhance his ability to contribute as a director.

Paula Harper Bethea Vice Chairman	62	2013	2020

Mrs. Bethea has served as Vice-Chairman of the Board of Directors of the Company and the Bank since 2013. Mrs. Bethea is currently President of Strategic Synergies LLC and President of Dillon Property Holdings LLC. Mrs. Bethea was formerly the Executive Director of the South Carolina Education Lottery and was one of nine South Carolinians chosen in 2001 to establish the Lottery. Prior to this position, Mrs. Bethea was with the McNair Law Firm from 2006 to 2009 where she served as Director of External Relations. Mrs. Bethea served on the board of directors of former First Financial Holdings, Inc. of Charleston, South Carolina (“FFHI”) from 1996 until FFHI merged with the Company in 2013. Her business and personal experience in certain of the communities that the Bank serves provides her with an appreciation of markets that we serve, and her leadership experiences provide her with insights regarding organizational behavior and management.

James C. Cherry	67	2017	2018	●

Mr. Cherry served as the Chief Executive Officer and as a director of the Park Sterling Corporation from its formation in 2010 until November 2017. Mr. Cherry has served as a consultant to the Bank since November 2017. He retired as the Chief Executive Officer for the Mid-Atlantic Banking Region at Wachovia Corporation in 2006, and previously served as President of Virginia Banking, Head of Trust and Investment Management, and in various positions in North Carolina and Virginia banking including Regional Executive, Area Executive, City Executive, Corporate Banking and Loan Administration Manager, and Retail Banking Branch Manager for Wachovia. Mr. Cherry was formerly Chairman of the Virginia Bankers Association. He is currently a director of Armada Hoffler Properties Inc., a Virginia-based publicly traded real estate company. Mr. Cherry’s extensive experience in commercial and retail banking operations, credit administration, product management and merger integration at Wachovia, which was focused in the Carolinas and Virginia, provides the Board of Directors with significant expertise important to the oversight of the Company and expansion into its target markets.

		First	Current	Nominee
		Elected	Term	for New	Business Experience for the Past Five Years and
Name	Age	Director	Expires	Term	Director Qualifications
Jean E. Davis	62	2017	2018	●

Ms. Davis, former Park Sterling Corporation Board member, retired as the head of Operations, Technology and e-Commerce of Wachovia Corporation in 2006. She previously served as the Head of Operations and Technology, Head of Human Resources, Head of Retail Banking, and in several office executive, regional executive and corporate banking roles for Wachovia. She is currently a member of the Board of Safe Alliance, Charlotte, NC and of the Charlotte Latin School.  Ms. Davis brings extensive knowledge of bank operations and technology, as well as human resources, to the Board of Directors, both of which are important to the Company’s long-term success. In addition, she brings a strong background in retail banking, merger due diligence and merger integration experience.

Martin B. Davis	54	2016	2020

Mr. Davis is executive vice president of Southern Company Services and chief information officer of Southern Company. Mr. Davis has spent nearly 30 years leading complex technology organizations in highly regulated environments. Mr. Davis serves on the American Heart Association’s Mid-Atlantic region board of directors. Mr. Davis served on the board of trustees at Winston-Salem State University. He has been recognized as one of the “50 Most Important African-Americans in Technology” by U.S. Black Engineers & Information Technology magazine and one of the “75 Most Powerful African-Americans in Corporate America” by Black Enterprise. Mr. Davis’ technology-related experience provides him with useful insight regarding this area of increasing strategic importance to bank marketing and operations.

Robert H. Demere, Jr.	69	2012	2019

Mr. Demere serves as President, Chief Executive Officer and director of Colonial Group, Inc., a petroleum marketing company located in Savannah, Georgia. Mr. Demere has been employed by Colonial Group, Inc. since 1974.  As President of Colonial Group, Inc., Mr. Demere has attained valuable experience in raising equity in the capital markets. Prior to working for Colonial, Mr. Demere worked as a stockbroker for Robinson-Humphrey Company. Mr. Demere served on the board of directors of Savannah Bancorp Inc. from 1989 until its acquisition by the Company in 2012. His business and personal experience in certain of the communities that the Bank serves also provides him with an appreciation of and useful insight regarding certain markets that we serve.

Cynthia A. Hartley	69	2011	2018	●

Mrs. Hartley retired in 2011 as Senior Vice President of Human Resources with Sonoco Products Company in Hartsville, South Carolina.  Mrs. Hartley served as the Chairman of the Board of Trustees for Coker College in Hartsville, South Carolina. Mrs. Hartley was first elected to the Board of Directors of the Company in May of 2011.  Her leadership experience, knowledge of human resource matters, and business and personal ties with many of the Bank’s market areas enhance her ability to contribute as a director.

Thomas J. Johnson	67	2013	2020

Mr. Johnson is President, Chief Executive Officer, and Owner of F&J Associates, a company that owns and operates automobile dealerships in the southeastern United States and the U.S. Virgin Islands. He serves on the Board of Directors of the South Carolina Automobile Dealers Association, the Board of Visitors of the Coastal Carolina University School of Business and the South Carolina Business Resources Board. Mr. Johnson served on the board of directors of FFHI from 1998 until FFHI merged with the Company in 2013. Mr. Johnson’s extensive business experience and knowledge of markets that we serve enhance his ability to contribute as a director.

		First	Current	Nominee
		Elected	Term	for New	Business Experience for the Past Five Years and
Name	Age	Director	Expires	Term	Director Qualifications
Grey B. Murray	52	2017	2019

Mr. Murray, former Georgia Bank & Trust board member, serves as President of United Brokerage Company, Inc., headquartered in Augusta, Georgia.  Mr. Murray also serves as a Commissioner on the Augusta Aviation Commission and is a graduate of Leadership Georgia. An active member of the community, Mr. Murray has served on the board of directors of the American Heart Association, University Health Care Foundation, Augusta Country Club, Secession Golf Club, St. Paul’s Building Authority, Exchange Club of Augusta, Georgia Movers Association, and Augusta Preparatory Day School (past Chairman of the Board).  Mr. Murray’s extensive business experience and knowledge of markets that we serve enhance his ability to contribute as a director.

James W. Roquemore	63	1994	2019

Mr. Roquemore serves as Chief Executive Officer of Patten Seed Company, Inc. of Lakeland, Georgia, and General Manager of Super-Sod/Carolina, a company that produces and markets turf, grass, sod and seed, since 1997. As the chief executive officer of a company, Mr. Roquemore has experience with management, marketing, operations, and human resource matters. His business and personal experience in the communities that the Bank serves also provides him with an appreciation of markets that we serve. Moreover, during his tenure as a director he has developed knowledge of the Company’s business, history, organization, and executive management which, together with the relationships that he has developed, enhance his leadership and consensus-building ability.

Thomas E. Suggs	68	2001	2018	●

Mr. Suggs has served as President and Chief Executive Officer of HUB Carolinas, a region of HUB International, the eighth largest insurance broker in the world, since August 2016. Mr. Suggs was the President and Chief Executive Officer of Keenan & Suggs, Inc., an insurance brokerage and consulting firm, before it was acquired by HUB international in August 2016. Mr. Suggs has over 21 years of experience in the insurance industry and 25 years of banking experience. As the chief executive officer of the region, Mr. Suggs has experience with management, marketing, operations, and human resource matters, and his experience with the banking industry also provides him with certain insights. His business and personal experience in communities that the Bank serves also provides him with an appreciation of markets that we serve.

Kevin P. Walker	67	2010	2018	●

Mr. Walker, CPA/ABV, CFE, is a founding partner of GreerWalker LLP with offices in Charlotte, North Carolina and Greenville, South Carolina. GreerWalker LLP is the largest certified public accounting firm founded and headquartered in Charlotte and currently employs approximately 115 people. Mr. Walker is also a member of the American Institute of Certified Public Accountants, the North Carolina Association of Certified Public Accountants, the Financial Consulting Group, the Association of Certified Fraud Examiners, and the American Arbitration Association Panel of Arbitrators. Mr. Walker was first elected to the Board of Directors of the Company in October 2010. Mr. Walker’s leadership experience, accounting knowledge and business and personal experience in certain of the Company’s markets enhance his ability to contribute as a director.

FAMILY RELATIONSHIPS

There are no family relationships among any of the directors and executive officers of the Company.

THE BOARD OF DIRECTORS AND COMMITTEES

During 2017, the Board of Directors of the Company held seven meetings. All directors attended at least 85% of the aggregate of (a) the total number of meetings of the Board of Directors held during the period for which he or she served as a director, and (b) the total number of meetings held by all committees of the Board of Directors of the Company on which he or she served.

There is no formal policy regarding attendance at annual shareholder meetings; although such attendance has always been strongly encouraged.  All of the directors attended the 2017  Annual Shareholders Meeting.

The Board of Directors has adopted a Code of Ethics that is applicable to, among other persons, the Company’s chief executive officer, chief financial officer, principal accounting officer and all managers reporting to these individuals who are responsible for accounting and financial reporting. The Code of Ethics is located on the Company’s website at https://www.southstatebank.com/ under Investor Relations. We will disclose any future amendments to, or waivers from, provisions of these ethics policies and standards on our website promptly as practicable, as and to the extent required under NASDAQ Stock Market listing standards and applicable SEC rules.

The Board of Directors of the Company maintains executive, audit, compensation, governance, and risk committees. The composition and frequency of meetings for these committees during 2017 were as follows:

Committees of the Board of Directors
	Independent Under NASDAQ	Executive	Audit	Compensation	Governance	Risk
Name	Requirements (2)	(8 meetings)	(9 meetings)	(6 meetings)	(4 meetings)	(5 meetings)
Robert R. Horger	No	● Chair
Robert R. Hill, Jr.	No	●
John C. Pollok	No
Jimmy E. Addison	Yes	●			● Chair
Paula Harper Bethea	Yes	●		●
James C. Cherry (1)	No	●
Jean E. Davis (1)	Yes			●	●
Martin B. Davis	Yes		●			● Chair
Robert H. Demere Jr.	Yes		●			●
Cynthia A. Hartley	Yes			● Chair	●
Thomas J. Johnson	Yes			●	●
Grey B. Murray	Yes		●			●
James W. Roquemore	Yes	●		●
Thomas E. Suggs	Yes	●				●
Kevin P. Walker	Yes		● Chair			●

(1)	James C. Cherry and Jean E. Davis were appointed to the Board of Directors on December 1, 2017 effective with the consummation of the merger with Park Sterling Corporation.
(2)

All directors other than Robert R. Horger, Robert R. Hill, Jr., John C. Pollok and James C. Cherry meet the independence requirements of The NASDAQ Stock Market. Therefore, under these requirements, a majority of the members of the Company’s Board of Directors is independent.  The functions of these committees are as follows:

Executive Committee—The Board of Directors of the Company may, by resolution adopted by a majority of its members, delegate to the executive committee the power, with certain exceptions, to exercise the authority of the Board of Directors in the management of the affairs and property of the Company. The Executive Committee has the authority to recommend and approve new policies and to review and approve present policies or policy updates and changes.  The Executive Committee charter can be found on the Company’s website at https://www.southstatebank.com/ under Investor Relations.

Audit Committee—The Board of Directors has determined that all members of the Audit Committee are independent directors under the independence requirements of The NASDAQ Stock Market. The Board of Directors has also determined that Kevin P. Walker is an “Audit Committee financial expert” for purposes of the rules and regulations of the SEC adopted pursuant to the Sarbanes‑Oxley Act of 2002. The primary function of the Audit Committee is to assist the Board of Directors of the Company in overseeing (i) the

Company’s accounting and financial reporting processes generally, (ii) the audits of the Company’s financial statements and (iii) the Company’s systems of internal controls regarding finance and accounting. In such role, the Audit Committee reviews the qualifications, performance, effectiveness and independence of the Company’s independent accountants and has the authority to appoint, evaluate and, where appropriate, replace the Company’s independent accountants. The Audit Committee also oversees the Company’s internal audit department and consults with management regarding the internal audit process and the effectiveness and reliability of the Company’s internal accounting controls. The Board of Directors has adopted a charter for the Audit Committee, a copy of which is located on the Company’s website at https://www.southstatebank.com/ under Investor Relations.

Compensation Committee—The Board of Directors has determined that all members of the Compensation Committee are independent directors under the independence requirements of The NASDAQ Stock Market applicable to directors who do not serve on the Audit Committee. The Compensation Committee, among other functions, has overall responsibility for evaluating, and approving or recommending to the Board for approval, the director and officer compensation plans, policies and programs of the Company. The full Board of Directors is then responsible for approving or disapproving compensation paid to the CEO and each of the other executive officers of the Company. The committee, which currently consists of five independent directors, is required to be made up of no fewer than three independent directors who are recommended by the Chairman of the Board of Directors and approved by the Board. The Compensation Committee’s processes and procedures for considering and determining executive compensation are described below under “Compensation Discussion and Analysis.” The Compensation Committee charter can be found on the Company’s website at https://www.southstatebank.com/ under Investor Relations.

Governance Committee—The Board of Directors has determined that all members of the Governance Committee are independent directors under the independence requirements of The NASDAQ Stock Market applicable to directors who do not serve on the Audit Committee. The Governance Committee identifies and recommends individuals qualified to become Board members, reviews the corporate governance practices employed by the Company and recommends changes thereto, and assists the Board in its periodic review of the Board’s performance.  The Governance Committee charter can be found on the Company’s website at https://www.southstatebank.com/ under Investor Relations.

The Governance Committee acts as the nominating committee for the purpose of recommending to the Board of Directors nominees for election to the Board. The Governance Committee has not established any specific, minimum qualifications that must be met for a person to be nominated to serve as a director, and the Governance Committee has not identified any specific qualities or skills that it believes are necessary to be nominated as a director. The Governance Committee charter provides that potential candidates for the Board are to be reviewed by the Governance Committee and that candidates are selected based on a number of criteria, including a proposed nominee’s independence, age, skills, occupation, diversity, experience and any other factors beneficial to the Company in the context of the needs of the Board. The Governance Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, Governance Committee members consider and discuss diversity, among other factors, with a view toward the needs of the Board of Directors as a whole. The Governance Committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that contribute to Board heterogeneity when identifying and recommending director nominees. The Governance Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the Committee’s goal of creating a Board of Directors that best serves the needs of the Company and the interest of its shareholders.

The Governance Committee has performed a review of the experience, qualifications, attributes and skills of the Board’s current membership, including the director nominees for election to the Board of Directors and the other members of the Board, and believes that the current members of the Board, including the director nominees, as a whole possess a variety of complementary skills and characteristics, including the following:

•	successful business or professional experience;
•	various areas of expertise or experience, which are desirable to the Company’s current business, such as general management, planning, legal, marketing, technology, banking and financial services;
•	personal characteristics such as character, integrity and accountability, as well as sound business judgment and personal reputation;
•	willingness and ability to commit the necessary time to fully discharge the responsibilities of Board membership to the affairs of the Company;

•	leadership and consensus building skills; and
•	commitment to the success of the Company.

Each individual director has qualifications and skills that the Governance Committee believes, together as a whole, create a strong, well-balanced Board. The experiences and qualifications of our directors are found in the table on pages 5-8.

The Governance Committee will consider director nominees identified by its members, other directors, officers and employees of the Company and other persons, including shareholders of the Company. The Governance Committee will consider nominees for director recommended by a shareholder if the shareholder provides the committee with the information described in Paragraph 7 under the caption “Committee Authority and Responsibilities” of the Governance Committee’s charter.

The required information regarding a director nominee is also discussed in general terms within the first paragraph of the “Shareholder Proposals and Communications” section on page 2 of this proxy statement.

Risk Committee—The Risk Committee of the Board of Directors of the Company provides assistance to the Board of Directors in fulfilling its responsibility to the Company and its shareholders by striving to identify, assess, and monitor key business risks that may impact the Company’s operations and results.  The charter for this committee can be found at https://www.southstatebank.com/ under Investors Relations.

While the Risk Committee oversees and reviews the Company’s risk functions to monitor key business risks, management is ultimately responsible for designing, implementing, and maintaining an effective risk management program to identify, plan for, and respond to the Company’s material risks. The Risk Committee charter acknowledges that the Audit Committee of the Board is primarily responsible for certain risks, including accounting and financial reporting.  Although the Risk Committee does not have primary responsibility for the risks which are subject to the jurisdiction of the Audit Committee, it is anticipated that on occasion certain results from audit functions will be reviewed by the Risk Committee.

Code of Ethics—The Board of Directors of the Company and the Board of Directors of the bank have adopted a Code of Ethics to provide ethical guidelines for the activities of agents, attorneys, directors, officers, and employees of the Company and its subsidiaries. The Code of Ethics will promote, train, and encourage adherence in business and personal affairs to a high ethical standard and will also help to maintain the Company as an institution that serves the public with honesty, integrity and fair-dealing. The Code of Ethics is designed to comply with the Sarbanes-Oxley Act of 2002, and certain other laws that provide guidelines in connection with possible breaches of fiduciary duty, dishonest efforts to undermine financial institution transactions and the intent to corrupt or reward a Company employee or other Company representative. A copy of the Code of Ethics can be found on the Company’s website at https://www.southstatebank.com/ under Investor Relations.

Board of Directors’ Corporate Governance Guidelines—The Board of Directors of the Company and the Board of Directors of the bank have each adopted certain guidelines governing the qualifications, conduct and operation of the Board. Among other things, these guidelines outline the duties and responsibilities of each director, and establish certain minimum requirements for director training. Each director is required to read, review and sign the corporate governance guidelines on an annual basis. A copy of these guidelines can be found on the Company’s website at https://www.southstatebank.com/ under Investor Relations.

Board Leadership Structure and Role in Risk Oversight

We are focused on the Company’s corporate governance practices and value independent Board oversight as an essential component of strong corporate performance to enhance shareholder value. Our commitment to independent oversight is demonstrated by the fact that over 73% of all of our directors are independent. In addition, all of the members of our Board’s Audit, Compensation, Risk and Governance Committees are deemed independent based on a Board evaluation.

See the discussion entitled Certain Relationships and Related Transactions on page 47 for additional information concerning Board independence.

Our Board believes that it is preferable for Mr. Horger to serve as Chairman of the Board because of his strong institutional knowledge of the Company’s business, history, industry, markets, organization and executive management gained in his 20 years of experience in a leadership position on the Board.  We believe it is the Chief Executive Officer’s responsibility to manage the Company and the Chairman’s responsibility to guide the Board as the Board provides leadership to our executive management.  As directors continue to have more oversight responsibility than ever before, we believe it is beneficial to have separate individuals in the role of Chairman and Chief Executive Officer. Traditionally, the Company has maintained the separateness of the roles of the Chairman and the Chief Executive Officer.  In making its decision to continue to have a separate individual as Chairman, the Board considered the time and attention that Mr. Hill is required to devote to managing the day-to-day operations of the Company.  We believe that this Board leadership structure is appropriate in maximizing the effectiveness of Board oversight and in providing perspective to our business that is independent from executive management.

The Board of Directors oversees risk through the various Board standing committees, principally the Audit Committee and the Risk Committee, which report directly to the Board.  Our Audit Committee is primarily responsible for overseeing the Company’s accounting and financial reporting risk management processes on behalf of the full Board of Directors.  The Audit Committee focuses on financial reporting risk and oversight of the internal audit process.  It receives reports from management at least quarterly regarding the Company’s assessment of risks and the adequacy and effectiveness of internal control systems, and also reviews credit and market risk (including liquidity and interest rate risk), and operational risk (including compliance and legal risk).  Our Chief Credit Officer and Chief Financial Officer meet with the Audit Committee on a quarterly basis in executive sessions to discuss any potential risks or control issues involving management.  Our Chief Risk Officer meets with the Risk Committee each quarter to identify, assess, and monitor key business risks that may impact the Company’s operations and results.

Each of the Board’s standing committees, as described above, is involved to varying extents in the following:

•	determining risk appetites, policies and limits
•	monitoring and assessing exposures, trends and the effectiveness of risk management;
•	reporting to the Board of Directors; and
•	promoting a sound risk management culture.

The full Board of Directors focuses on the risks that it believes to be the most significant facing the Company and the Company’s general risk management strategy. The full Board of Directors also seeks to ensure that risks undertaken by the Company are consistent with the Board of Directors’ approved risk management strategies. While the Board of Directors oversees the Company’s risk management, management is responsible for the day-to-day risk management processes. We believe this division of responsibility is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

We recognize that different Board leadership structures may be appropriate for companies in different situations. We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis in an effort to ensure that they continue to meet the Company’s needs.

PROPOSAL NO. 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Securities and Exchange Commission rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) require the Company to provide shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described in greater detail under the heading “Compensation Discussion and Analysis,” the Company seeks to align the interests of our named executive officers with the interests of our shareholders.  The Company’s compensation programs are designed to reward our named executive officers for the achievement of strategic and operational goals and the achievement of increased shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.  The Company believes its compensation policies and procedures are competitive, focused on pay for performance principles and strongly aligned with the interest of the Company’s shareholders.  The Company also believes that both it and its shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue.  The proposal described below, commonly known as a “Say-on-Pay” proposal, gives you as a shareholder the opportunity to express your views regarding the compensation of the named executive officers by voting to approve or not approve such compensation as described in this Proxy Statement.

This vote is advisory, which means that it is not binding on the Company, the Board of Directors or the Compensation Committee.  The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

The Board of Directors asks our shareholders to vote in favor of the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in the proxy statement, is hereby APPROVED.”

The Board of Directors unanimously recommends that shareholders vote FOR the approval of the resolution related to compensation of named executive officers.

PROPOSAL NO. 3:  RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Although the Company is not required to seek shareholder ratification of the selection of its accountants, the Company believes obtaining shareholder ratification is desirable. If the shareholders do not ratify the appointment of Dixon Hughes Goodman LLP, the Audit Committee will re-evaluate the engagement of the Company’s independent auditors. Even if the shareholders do ratify the appointment, the Audit Committee has the discretion to appoint a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its shareholders.

The Board unanimously recommends that shareholders vote FOR the ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

If a quorum is present, the number of shares of Common Stock voted in favor of this proposal must exceed the number of shares voted against it for approval of this proposal.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion & Analysis explains our 2017 executive compensation programs and decisions with respect to our executive officers and, in particular, our Named Executive Officers, or which we sometimes refer to herein as our “NEOs”. In this discussion, we explain, among other things, our compensation philosophy and program, factors considered by the Compensation Committee in making compensation decisions and additional details about our compensation program and practices. The following discussion is organized into four parts:

1.	Executive Summary
2.	South State Executive Compensation Process (page 19)
3.	Components of Executive Compensation (page 23)
4.	Other Aspects of South State’s Executive Compensation Program (page 26)

Part 1—Executive Summary

The Compensation Committee seeks to provide compensation arrangements for the Company’s executive officers that are designed to retain and attract talented executives who can perform at a high level and manage the Company in the shareholders’ best interest. Among other things, these compensation arrangements are intended to align executive compensation with the Company’s performance, both on a short-term basis and a long-term basis. This is accomplished through incentive compensation that is based primarily on the Company’s performance and secondarily on individual contributions. Our Named Executive Officers for 2017 were:

Name	Title	Years of Service at South State
Robert R. Hill, Jr.	Chief Executive Officer of South State Corporation	22
John C. Pollok	Senior Executive Vice President, Chief Financial Officer, and Chief Operating Officer	22
John F. Windley	Chief Banking Officer, President and Chief Executive Officer of South State Bank	16
Joseph E. Burns	Senior Executive Vice President and Chief Credit Officer	17
Renee R. Brooks	Senior Executive Vice President and Chief Administrative Officer	22

When setting specific goals and objectives, the Compensation Committee considers the priorities of Soundness, Profitability and Growth. These priorities are the foundation from which we build and measure our performance.

We believe these priorities have enabled the Company to be well-positioned to take advantage of strategic growth opportunities and deliver outstanding returns to our shareholders. A solid company culture, focused values and a strong team, complement these priorities and are the core contributors of our continued success.

During 2017, there were three significant events that impacted the company and include the following:

1.

In 2016, we announced the planned merger with Southeastern Bank Financial Corporation, and laid significant groundwork for successful closing of the merger and integration of the two companies. The merger with Southeastern Bank Financial closed successfully on January 3, 2017 and added $2.1 billion in total assets.  The systems integration was completed during the first quarter of 2017;

2.

In April of 2017, we announced the merger with Park Sterling Corporation, which closed on November 30, 2017 and added $3.5 billion in total assets.  The systems integration is expected to be completed during the second quarter of 2018; and

3.	The passage of the Tax Cut and Jobs Act on December 22, 2017, which resulted in a large income tax charge related to our deferred tax items.

The Company believes that key 2017 indicators of soundness, profitability and growth include the following:

Soundness

•	Total nonperforming assets declined by 6.5% to $36.1 million.
•	Non-acquired loan net charge-offs decreased to 0.04% in 2017 from 0.06% in 2016.
•

Other real estate owned (OREO) decreased by $7.1 million, or 38.8%, from $18.3 million at December 31, 2016 to $11.2 million at December 31, 2017. The decline occurred even with the addition of $3.0 million in OREO from two mergers in 2017.

Profitability

•

Diluted earnings per common share (EPS), in accordance with generally accepted accounting principles (GAAP), decreased 29.9% to $2.93 per share in 2017 from $4.18 per share in 2016. This decline was driven to a significant extent by a reduction in the value of net deferred tax assets by $26.6 million, or $0.83 per diluted share, in the fourth quarter of 2017 as a result of the recently enacted Tax Cuts and Jobs Act.

•

Adjusted EPS—Diluted* (non-GAAP) increased 6.8% to $4.85 per share in 2017 from $4.55 per share in 2016.  We believe that it is important to examine the results of our performance on an adjusted basis as well as a GAAP basis due to certain expense items that impact our GAAP financials.  Adjusted performance results give insight into how performance on our core ongoing business changes from year to year by excluding certain items.  For example, in 2017, the Company incurred securities gains of $445,000, net of tax; merger and branch consolidation expense of $31.5 million, net of tax; and net deferred tax revaluation of $26.6 million.  In 2016, the Company incurred certain expense items relative to ongoing branch consolidation, early termination of our loss share agreements with the FDIC, and expenses related to the merger with Southeastern Bank Financial Corporation. These expenses totaled $8.9 million, net of tax, or $0.37 per diluted share in 2016.

o	As highlighted above, there were a number of differences between our reported (GAAP) and adjusted (non-GAAP) financials for fiscal year 2017 as shown below in the chart on the following page:
▪	Return on average assets (GAAP) totaled 0.77% in 2017 compared to 1.16% in 2016. Adjusted return on average assets* (non-GAAP) totaled 1.28% in 2017 compared to 1.26% in 2016.
▪	Adjusted return on average tangible equity* (non-GAAP) decreased to 15.49% in 2017 from 15.94% in 2016.
•

Our performance in 2017 on return on average assets and return on average tangible equity continues to be strong relative to our peers, in spite of the fact that both represent a slight decrease from our 2016 performance.  The following chart illustrates that performance relative to our peers.

*Adjusted EPS—Diluted, Return on Average Tangible Equity, Core Return on Average Assets and Return on Average Tangible Equity are non-GAAP financial measures.  See page 40 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for the non-GAAP to GAAP reconciliation and other relevant information.

Growth

•	Non-acquired loan growth in all categories totaled $1.25 billion, or 23.9%, in 2017.
•	Organic core deposit growth was 7.5% during 2017; organic demand deposit growth was $64.9 million in 2017.
•	These two mergers resulted in total assets growing by $5.6 billion, or 62.5%, to $14.5 billion at December 31, 2017.
•	Shareholder value returns were less than those of the Southeast Bank Index and less than those of the NASDAQ Composite Index for the five-year period (as shown in the following chart):

Returns are shown on a total return basis, assuming the reinvestment of dividends and a beginning stock index value of $100 per share. The value of the Company’s stock as shown in the graph is based on published prices for transactions in the Company’s stock.

Total Return Performance

	Period Ending
Index	12/31/2012	12/31/2013	12/31/2014	12/31/2015	12/31/2016	12/31/2017
South State Corporation	100.00	167.92	171.72	186.67	230.79	233.67
NASDAQ Composite Index	100.00	140.12	160.78	171.97	187.22	242.71
SNL Southeast Bank Index	100.00	135.52	152.63	150.24	199.45	246.72

Key 2017 Compensation Decisions by the Compensation Committee

The Compensation Committee made the following key compensation decisions during 2017:

•

Continued the Executive Incentive Plan with goals and opportunity levels that reflected South State’s size in 2017.  This plan has both short-term and long-term components designed to align incentive compensation with the strategic focus of the Company.

o

Continued the Long-Term Incentive Plan with three-year performance vesting conditions that are intended to provide alignment with increased shareholder value and long-term performance. The 2017-2019 goals for restricted stock units (which we refer to as “RSUs”) were split between cumulative adjusted EPS growth (67%) and adjusted return on average tangible equity (“ROATE”) (33%).

o	Maintained a short-term annual cash bonus component based on annual financial and performance goals and objectives.
o

Maintained a stock option component that rewards executives for individual performance with stock option grants. Beginning in 2018, stock options will no longer be awarded as part of the long-term incentive plan. All long-term incentive will be in the form of three-year performance based RSUs.

o

In addition to the performance goals referenced above, the following specified minimum “performance triggers,” which were intended to encourage soundness, must also be achieved for the annual cash bonus to be earned and the RSUs to vest based on 2017 performance:

▪	Aggregate net income must be sufficient to cover aggregate dividends; and
▪

The Bank must receive a regulatory rating for asset quality in its most recent regulatory report issued prior to December 31, 2017 that is not lower than the Bank’s most regulatory rating for asset quality prior to December 31, 2015.

•

Increased the base salaries for each of our NEOs by 2.75% for 2017 with the exception of Renee R. Brooks, the Company’s  Chief Administrative Officer, whose salary was increased by 3.56% due to responsibility, performance and to better align her compensation with the other NEOs.

•

Focused on performance-based compensation and, therefore, variable compensation opportunities that are subject to attaining specific performance metrics. Consistent with the Compensation Committee’s compensation philosophy, a significant portion of NEO total compensation is in the form of incentive, or “at-risk” compensation, which will vary annually based on the performance of the Company. The chart below shows the average pay mix for the Chief Executive Officer (often referred to in this Proxy Statement as the “CEO”) and the average of our other NEOs compared to recent peer practices.

•	Awarded NEOs cash incentives at maximum level based on results for the year as set forth under the annual cash bonus component of the 2017 Executive Incentive Plan.

In summary, the Committee concluded that the 2017 performance-based compensation, together with 2017 base salary levels, were well aligned with the Company’s performance and the individual’s contribution for the year.

Part 2—South State Executive Compensation Process

Compensation Philosophy

In 2017, the Compensation Committee reviewed and validated its compensation philosophy with the assistance of the Compensation Committee’s independent compensation consultant. The purpose of the review was to ensure that compensation decisions made by the Compensation Committee and the Board of Directors were consistent with this philosophy. The fundamental philosophy of the Company’s compensation program is to offer competitive compensation opportunities for executive officers that (i) align compensation with the performance of the Company on both a short-term and long-term basis, and (ii) are based on both the Company’s performance and the individual’s contribution. The compensation structure is designed to retain and reward executive officers who are capable of leading the Company in achieving its business objectives. The philosophy is to also consider applicable rules and regulations and current peer group compensation in determining compensation levels.

The Compensation Committee considers this philosophy as it develops its incentive plans. Cash incentives for 2017 were designed to reward executives for achieving annual financial and performance goals based on soundness and profitability. The performance objectives of the 2017 annual cash incentive plan reflect this focus.  Equity grants are designed to reward our NEOs for achievement of business objectives that benefit shareholders and support the retention of a talented management team over time. When making compensation determinations for the Company’s NEOs, the Compensation Committee considers many factors, including peer data and individual roles, responsibilities, tenure, and performance, to set NEO pay levels. The Company’s compensation peer group is explained on page 22.

Role of the Compensation Committee

The Compensation Committee is responsible for the design, implementation and administration of the compensation programs for the executive officers and directors of the Company. The Compensation Committee keeps the full Board of Directors apprised of the decisions and activities of the Compensation Committee. When appropriate, the Compensation Committee makes recommendations to the Board of Directors on items that require approval by the full Board of Directors.

The Compensation Committee seeks to increase shareholder value by rewarding performance with cost-effective compensation and striving to attract and retain talented executives through adherence to the following compensation objectives:

•

The Company’s compensation programs are designed to reward NEOs based on key standards that reflect the Company’s culture, including its strategic focus on soundness, profitability and growth, as well as its emphasis on ethics, execution of strategic goals, the ability to inspire and motivate, and sound corporate governance.

•

The Compensation Committee’s philosophy is to provide competitive compensation to attract and retain key management to ensure a balance of soundness, profitability and growth while providing long-term value for the shareholders of the Company.

•	The Compensation Committee seeks to reward executives consistent with the Company’s culture of being a meritocracy in regard to compensation for all employees.
•	The Compensation Committee annually reviews and approves corporate goals and objectives utilized in either annual cash or long-term incentive plans.
•

The Compensation Committee evaluates and recommends to the Board of Directors for its approval, when not delegated to the Compensation Committee, the director and executive officer compensation plans, policies and programs of the Company.

•

The Compensation Committee reviews and considers the results of any shareholder advisory vote on executive compensation and takes into consideration the result of such advisory votes in relation to the Company’s executive compensation policies and procedures.

•

The Compensation Committee annually reviews the incentive compensation arrangements to ensure that they are appropriate to the business plans of the Company and reviews the risks arising from such incentive plans to determine any material adverse impact to the Company.

The Compensation Committee is comprised of five independent directors and met six times in 2017. The Compensation Committee is supported in its work by the Director of Human Resources, supporting staff, and an executive compensation consultant, as described below.

The Compensation Committee may receive recommendations from the chairman of the Board of Directors with respect to the CEO’s performance in light of goals and objectives relevant to the compensation of our CEO. The CEO reviews the performance of the other NEOs with the Compensation Committee and makes recommendations to the Compensation Committee about the total compensation of the other NEOs. The CEO does not participate in, and is not present during, deliberations or approvals by the Compensation Committee or the Board of Directors with respect to his own compensation.

The Compensation Committee reviews and approves the equity compensation of the NEOs annually. The Compensation Committee makes decisions based on the Company’s philosophy of providing a competitive base salary (relative to the peer group) complemented with significant performance-based incentives. After reviewing all of the compensation arrangements discussed below, along with corporate and individual performance, the Compensation Committee believes that the measurement tools, compensation levels and the design of the Company’s executive compensation program are appropriate and motivate the NEOs to lead the Company in the best interests of its shareholders.

The primary goals of the Compensation Committee in 2017 were consistent with its established philosophy.  The Compensation Committee seeks to provide compensation arrangements for executive officers that are designed to retain, attract, and motivate talented executives who can perform at a high level and manage the company in the shareholders’ best interest.  The NEO compensation arrangements are designed to align compensation with the performance of the Company both on a short-term and long-term basis and are based both on the Company’s performance and the individual’s contribution.  The Compensation Committee considered the Company’s financial performance throughout its decision-making process in 2017.

Compensation Consultant

During 2017, the Compensation Committee engaged the services of McLagan, an Aon Hewitt company, to provide independent compensation consulting services for both directors and executive management of the Company. McLagan reports directly to the

Compensation Committee. The Compensation Committee has the sole authority to hire consultants and set the engagements and the related fees of those consultants.

The following consulting services were provided to the Compensation Committee in 2017:

•	Provided education to the Board of Directors regarding compensation related trends in the banking industry;
•	Revised the Company’s compensation peer group of publicly-traded financial institutions (the peer group is described below;
•

Reviewed the competitiveness of the compensation elements currently offered by the Company to its top executives, including base salary, annual incentive or bonus, long-term incentives (stock options and RSUs), all other compensation, and changes in retirement benefits as compared to that of the customized peer group;

•	Reviewed the competitiveness of the Company’s director compensation elements as compared to that of the customized peer group;
•

Recommended and made observations regarding the potential alignment of the Company’s executive compensation practices with the Company’s overall business strategy and culture relative to the market as defined by the peer group. This included a review of the current performance-based programs with respect to the annual cash incentives and annual equity grants for the 2017 and 2018 fiscal year plans; and

•

Assisted the Company in its preparation of compensation disclosures as required under Regulation S-K with respect to this proxy statement including this CD&A and associated tables and disclosures included herein by reference.

Compensation Committee’s Relationship with its Independent Compensation Consultant

The Compensation Committee considered the independence of McLagan in light of applicable SEC rules and NASDAQ listing standards. The Compensation Committee requested and received a report from McLagan addressing the independence of McLagan and its senior advisors. The following factors were considered: (1) services other than compensation consulting provided to us by McLagan; (2) fees paid by us as a percentage of McLagan’s total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors of McLagan and a member of the Compensation Committee; (5) any stock of the Company owned by the senior advisors of McLagan; and (6) any business or personal relationships between our executive officers and the senior advisors of McLagan. The Compensation Committee discussed these considerations and concluded that the work performed by McLagan and McLagan’s senior advisors involved in the engagements did not raise any conflict of interest.

Compensation Benchmarking and Compensation Committee Functions

Each year, with assistance from McLagan, the Compensation Committee reviews the compensation practices of the Company’s peers in order to assess the competitiveness of the compensation arrangements of our NEOs. Although benchmarking is an active tool used to measure compensation structures among peers, it is only one of the tools used by the Compensation Committee to determine total compensation. Benchmarking is used by the Compensation Committee primarily to ascertain competitive total compensation levels (including base salary, equity awards, cash incentives, etc.) with comparable institutions. Using this data as a reference point, the Compensation Committee addresses pay-for-performance (meritocracy) as discussed further in the sections below on cash incentives and long-term retention. Peer performance, market factors, Company performance and personal performance are all factors that the Compensation Committee considers when establishing total compensation, including incentives. This practice is in line with the Company’s meritocracy philosophy of pay. The Compensation Committee, at its discretion, may determine that it is in the best interest of the Company to negotiate total compensation packages that deviate from regular compensation and incentive levels in order to attract and retain specific talent.

The Compensation Committee reviews the composition of the peer group annually at a minimum and may change it as a result of mergers, changes to banks within the group, or changes within the Company. The 2017 compensation peer group was selected based on certain current market criteria, including the following:

•	National banks with total assets from $8.5 billion to $20.0 billion, after planned acquisitions;
•	No thrifts;

•	Bank must have branch locations;
•	Return on average assets and return on average equity greater than 0%;
•	Satisfactory Performance Measures (positive profitability, three-year asset growth greater than 12.5%); and
•	Commercial loan portfolio less than 85% of total loan portfolio.

The Compensation Committee reviewed a group of 28 peers with median assets, including pending acquisitions, of $12.5 billion (median actual assets of $10.3 billion), defined as of December 31, 2016. The specific members of this peer group are as follows:

Banc of California Inc. (BANC)	FCB Financial Holdings, Inc. (FCB)	Old National Bancorp (ONB)
BancorpSouth Inc. (BXS)	First Merchants Corp. (FRME)	Pinnacle Financial Partners (PNFP)
Bank of Hawaii Corp. (BOH)	First Midwest Bankcorp Inc. (FMBI)	Renasant Corp. (RNST)
Bank of the Ozarks Inc. (OZRK)	First Interstate BancSys. (FIBK)	Simmons First National Corp. (SFNC)
Banner Corp. (BANR)	Glacier Bancorp Inc. (GBCI)	Trustmark Corp. (TRMK)
Berkshire Hills Bancorp (BHLB)	Heartland Fin’l USA (HTLF)	United Bankshares Inc. (UBSI)
Capital Bank Finl Corp (CBF)	Hilltop Holdings Inc. (HTH)	United Community Banks Inc. (UCBI)
Cathay General BankCorp (CATY)	Home BancShares Inc. (HOMB)	WesBanco Inc. (WSBC)
Chemical Financial Corp. (CHFC)	MB Financial Inc. (MBFI)
Community Bank System (CBU)	NBT Bancorp Inc. (NBTB)

Part 3—Components of Executive Compensation

The following table summarizes the components of compensation paid or awarded to our Named Executive Officers who appear in the “Summary Compensation Table” below.

Compensation Component	What the Component Rewards	Key Features
Base Salary	Reflects the scope of leadership and responsibility, individual achievement toward the objectives of their respective position and their relative value in the industry.

The Compensation Committee approved increases for the CEO and the four other NEOs in January 2017 to make them competitive with the market as determined by the compensation peer group. Actual positioning within the peer group reflects each executive’s performance, among other things.

Performance-Based Annual Cash Incentive	Focuses executives on achieving annual financial and performance goals and objectives based on Soundness and Profitability.

The opportunity for performance-based annual cash incentive compensation was based upon financial and performance goals and objectives. The Compensation Committee established the weighting for the performance goals with 25% based on soundness and 75% based on profitability with each goal having threshold, target and maximum levels. Performance goals for 2017 were achieved at 100% of maximum levels.

2017 Long-Term Incentive Plan—75% Restricted Stock Units and 25% Stock Options	Rewards the achievement of superior three-year cumulative operating EPS growth (67%) and operating return on tangible equity performance (33%).

The 2017 Long-Term Incentive Plan consists of 75% RSU grants and 25% Stock Options at target performance levels. The RSU awards are designed to measure relative performance over three-year cycles. Each year begins a new three-year cycle. RSUs are both performance and time (three years) vested.

Stock Options are granted based upon both corporate and individual performance objectives that are non-formulaic. Beginning in 2018, stock options will not be a part of the long-term incentive plan. The full amount of 2018 long-term incentive plan will be in the form of three-year performance based RSUs and remain formulaic.

Benefits and Perquisites	Helps keep the Company competitive in attracting and retaining employees.	The Compensation Committee believes that its employee benefits are generally in line with benefits provided by the Company’s peer group and consistent with industry standards.

The key elements of compensation for the NEOs are base salary, annual and long-term incentives, and benefits, which are discussed below in greater detail.

•

Base Salary—Base salaries are determined based on historical and anticipated individual contribution and performance toward accomplishing the Company’s stated objectives. Base salaries are also reviewed in the context of comparability with the key executives of the Company’s peer group. We believe that the annual base salary levels for the NEOs helps us to retain qualified executives and provides income stability that lessens potential pressures for the NEOs to take risks to achieve performance measures under incentive compensation arrangements. Effective January 1, 2017, the CEO, along with the other NEOs, received a merit increase to base salary as a reflection of 2016 performance and to maintain competitiveness with peer group. As a result, the CEO and each of the other four NEOs received a 2.75% base salary increase with the exception of Renee R. Brooks, the Company’s Chief Administrative Officer, whose salary was increased by 3.56% due to responsibility, performance and to better align her compensation with the other NEOs.

•

2017 Executive Performance Plan—In 2017, the Executive Performance Plan was approved to include both an Annual Incentive Plan (Cash) and the three-year Long-Term Incentive Plan.  The Executive Performance Plan is designed to establish reasonable goals and objectives measured on an annual basis as well as to develop long-term goals that align the interests of the NEOs with those of the Company’s shareholders.  The purposes of the Executive Performance Plan include (1) aligning executive compensation with the Company’s performance, (2) attracting and retaining key officers and employees of outstanding ability, (3) strengthening the Company’s capability to develop, maintain, and direct a competent management team, (4) providing an effective means for selected key officers and employees to acquire and maintain ownership of Company stock, and (5) providing incentive compensation opportunities competitive with those of other major corporations.

The 2017 Executive Performance Plan was composed of cash, RSUs and stock option components.

•

2017 Annual Incentive Plan (Cash): At target performance levels, the 2017 Executive Performance Plan was weighted 50% in the form of an annual cash incentive bonus under the 2017 Annual Incentive Plan. The amount of cash that may be earned was based upon financial and regulatory performance goals/objectives for 2017.

•

2017 Long-Term Incentive Plan (Equity): At target performance levels, the 2017 Executive Performance Plan was weighted 50% in the form of equity. The equity component was made up of both RSUs and stock options as follows:

a.

Restricted Stock Units: Of the equity granted, at target performance levels 75% may be earned in the form of RSUs. All of the RSUs vest based upon achievement of three-year performance goals. RSUs are subject to both performance and time vesting conditions (three years).

b.

Stock Options: The remaining 25% of the equity that would be granted at target performance levels was structured to be earned in the form of stock options. Stock options were granted based upon the achievement of individual performance objectives. Stock options vest ratably (25% per year) over four years. Beginning in 2018, stock options will not be a part of the long-term incentive plan.  The full amount of the 2018 long-term incentive plan will be in the form of three-year performance based RSUs and remain formulaic.

2017 Annual Incentive Plan

Cash incentive opportunities as a percentage of salary for each of the applicable NEOs and results under the 2017 Annual Incentive Plan are displayed below:

		Total Opportunity as a % of Salary (Cash)
Name	Position	Thresh	Target	Max	Actual Earned
Robert R. Hill, Jr.	Chief Executive Officer of South State Corporation	55%	110%	165%	165%
John C. Pollok	Senior Executive Vice President, Chief Financial Officer, and Chief Operating Officer	45%	90%	135%	135%
John F. Windley	Chief Banking Officer, President and Chief Executive Officer of South State Bank	30%	60%	90%	90%
Joseph E. Burns	Senior Executive Vice President and Chief Credit Officer	30%	60%	90%	90%
Renee R. Brooks	Senior Executive Vice President and Chief Administrative Officer	30%	60%	90%	90%

The primary objectives of the 2017 Annual Incentive Plan were to enhance shareholder value by focusing on operating earnings, growth, and soundness. Accordingly, subject to the conditions and limits described below, the Compensation Committee was allowed under the 2017 Annual Incentive Plan to determine the actual cash bonus amounts based on the following performance goals, weighted 25% for soundness and 75% for profitability.

•

Soundness: This component was based on achieving the specified asset quality test. Specifically, the Bank was required to receive a regulatory rating for asset quality in its most recent regulatory report issued prior to December 31, 2017 that was not lower than the Bank’s most recent regulatory rating for asset quality prior to December 31, 2015.We believe it is important to include a measurement of soundness in our annual incentive plan in order to ensure that soundness is not sacrificed at the expense of growth or profitability, and that appropriate focus is placed on continuing to improve credit-related issues.

•

Profitability: This measure was based on adjusted earnings per share (“Adjusted EPS”). Since growth in Adjusted EPS is a key component in building shareholder value, this element was weighted at 75% of the total cash incentive opportunity. Emphasis on this performance metric aligns the interests of the executive with those of the shareholder. Adjusted Earnings is a non-GAAP measure which excludes the after-tax effect of gains on acquisitions, OTTI (Other Than Temporarily Impaired Items), and merger and branding-related expense. Ultimately, the Compensation Committee determined the final Adjusted Earnings performance used in calculating incentive results, and exercised its authority to exclude certain revenue or expenses that it deemed to not reflect core earnings. For 2017, the Company’s diluted GAAP EPS was $2.93. The calculated Adjusted EPS used in connection with the annual incentive plan was $4.85, which excluded the after-tax impact of $445,000 in securities gains, $26.6 million in deferred tax asset revaluation and $31.5 million in branch consolidation and acquisition expense.

The goals and the actual results of the 2017 Executive Incentive Plan are outlined in the table below:

	Soundness (25%)	Profitability (75%)
	2017 Asset Quality	2017 Operating EPS
Threshold	See Below*	4.23
Target		4.46
Maximum		4.70
Actual	Achieved	4.85

*The Bank was required to receive a regulatory rating for asset quality in its most recent regulatory report issued prior to December 31, 2017 that was not lower than the Bank’s most recent regulatory rating for asset quality prior to December 31, 2015.

The 2017 Annual Incentive Plan was implemented under the 2012 Omnibus Stock and Performance Plan, which allows the Compensation Committee to structure awards to “covered employees” to meet the “qualified performance-based compensation” exception under Section 162(m) of the internal revenue code (the “tax code”). For 2017, the Compensation Committee approved an aggregate incentive pool under the Annual Incentive Plan equal to 15% of pre-tax net income, and set maximum incentive pool allotments for each of the participants. In addition, incentive payments under the 2017 Annual Incentive Plan were limited to the amounts shown in the maximum column in the table above and were subject to the following “minimum performance triggers”: a) net income sufficient to fully cover the cash dividends paid to the Company’s shareholders, and b) a regulatory rating for asset quality in its most recent regulatory report issued prior to December 31, 2017 that was not lower than the Bank’s most recent regulatory rating for asset quality prior to December 21, 2015.

2017 Long-Term Incentive Plan

2017 Long-Term Incentive Plan opportunities as a percentage of salary for each of the NEOs are displayed below:

		Restricted Stock Units as a % of Salary			Stock Options as a % of Salary
Name	Position	Thresh	Target	Max	Thresh	Target	Max
Robert R. Hill, Jr.	Chief Executive Officer of South State Corporation	41.25%	82.5%	123.75%	13.75%	27.50%	41.25%
John C. Pollok	Senior Executive Vice President, Chief Financial Officer, and Chief Operating Officer	33.75%	67.5%	101.25%	11.25%	22.50%	33.75%
John F. Windley	Chief Banking Officer, President and Chief Executive Officer of South State Bank	22.5%	45.0%	67.5%	7.5%	15.0%	22.5%
Joseph E. Burns	Senior Executive Vice President and Chief Credit Officer	22.5%	45.0%	67.5%	7.5%	15.0%	22.5%
Renee R. Brooks	Senior Executive Vice President and Chief Administrative Officer	22.5%	45.0%	67.5%	7.5%	15.0%	22.5%

Long-Term Incentive Plan Performance Goals

The RSUs granted in 2017 vest based on the attainment of the following pre-established performance goals over the three-year period ending December 31, 2019:

Performance Goal	Goal Weighting (% of RSU Target Award)
3-Year Cumulative Adjusted EPS Growth	67%
3-Year Return on Average Tangible Equity	33%

The grants are reported in the “Summary Compensation Table” on page 31 at target level, in accordance with SEC reporting rules. RSUs are intended to meet the “qualified performance-based compensation” exception from the $1 million deduction limitation of Section 162(m) of the tax code. Vesting of the RSUs is subject to achievement of the minimum “performance triggers” as of December 31, 2019.

Individual Performance-Based Goals

Under the 2017  Long-Term Incentive Plan, 25% of the value of the equity grants (at target levels) was determined based on non-formulaic individual performance objectives for the stock option component. The individual performance objectives were based on implementation of actions to achieve long-term growth and profitability such as completion and successful integration of acquisitions, improvement in credit practices and measurements and other practices related to risk management, team building, and leadership development, succession planning and continuing to build upon Company culture.

The Compensation Committee granted Incentive Stock Options in 2018 under the 2017 Long-Term Incentive Plan at the maximum level in recognition of our NEOs’ 2017 individual contributions. Specifically, Mr. Hill received 11,565 stock options, while the other NEOs received between 2,294 and 6,759 stock options in recognition of their 2017 contributions. The contributions included the closing of two successful acquisitions of Southeastern Bank Financial Corporation and Park Sterling Corporation in 2017.  These two acquisitions resulted in the growth of company from $8.9 billion in assets to $14.5 billion in assets. As required by SEC disclosure rules, the stock options granted in 2018 will be reported in the compensation tables included in our 2019 proxy statement, in spite of the fact that we consider them to be part of our 2017 executive compensation plan. In addition, as noted above, stock options are not a component in the 2018 Long-Term Incentive Plan as the full amount of the 2018 Long-Term Incentive Plan will be in the form of RSUs and remain formulaic.

Results of 2015 Long-Term Incentive Plan Which Ended in 2017

On January 1, 2015, the Compensation Committee granted performance-vesting RSUs to each of our NEOs.  The vesting of 67% of these RSUs was dependent on achieving pre-determined levels of cumulative Adjusted EPS, with the remaining 33% vesting based on cumulative average adjusted ROATE.  Both objectives are measured over the three-year performance period from January 1, 2015 through December 31, 2017.

Target performance over the three-year period represented 52.3% growth in cumulative adjusted EPS and 14.0% cumulative average adjusted ROATE.  Actual performance represented 65.6% growth in cumulative adjusted EPS, which was less than maximum performance under the plan, and cumulative average ROATE was 16.05%, which was above the maximum performance guidelines under the plan.  As a result, the RSUs granted as part of the 2015 plan vested at 96.7% of maximum on December 31, 2017.  The RSUs that have been earned and have vested are shown in the Option Exercises and Stock Vested table on page 34.

Part 4—Other Aspects of South State’s Executive Compensation Program

Benefits

During 2017, the Company maintained various employee benefit plans that constitute a portion of the total compensation package available to the NEOs and all eligible employees of the Company.  These plans consist of the following:

Employees’ Pension Plan—The NEOs are participants in a non-contributory defined pension plan which covers substantially all employees of the Company hired before January 1, 2006. Pension benefits are paid based upon age of the employee and years of service with the Company. The Plan was frozen in July 2009, and no further benefits are being accrued.  See the Pension Benefits table and the accompanying footnotes and narrative for more information.

Retirement Savings Plan—401(k)—Each of the NEOs are participants in a defined contribution plan which in 2017 permitted employees to contribute a portion of their compensation, on a tax-deferred basis, up to certain IRS compensation deferral amount limits applicable to a tax-qualified retirement plan. The Company matched 100% up to 6% of participants’ deferrals (4% Safe Harbour, 1% discretionary and an additional 1% discretionary at year-end).  See the table in footnote 7 of the Summary Compensation Table.

Health Care—The NEOs are eligible to receive medical and dental coverage that is provided to all eligible employees.

Other Welfare Benefits—The NEOs receive sick leave, vacation and other benefits available to all eligible employees of the Company.

The employee benefits for the NEOs discussed in the subsection above are determined by the same criteria applicable to all Company employees.  These benefits help keep the Company competitive in attracting and retaining employees.  The Company believes that its employee benefits are generally competitive with benefits provided by the Peer Group and consistent with industry standards.

Supplemental Executive Retirement Plan—The Company provides a non-qualified supplemental executive retirement plan (a “SERP”) for Mr. Windley, and certain other executives who are not NEOs. The Company elects to offer this type of incentive as a way to retain executives over the long-term and to provide a partial offset to shortfalls in the percentage of income provided for retirement by its qualified retirement plans.

Deferred Compensation Plan—We make available to selected members of our senior management group, including all NEOs and/or other selected employees who are highly compensated, the opportunity to elect to defer current compensation for retirement income or other future financial needs. The plan is a nonqualified deferred compensation plan that is designed to be exempt from certain ERISA requirements as a plan that covers a select group of management and certain other highly compensated employees. Each year participants can choose to have their compensation for the upcoming year reduced by a certain whole percentage amount ranging between 5% and 80% or by a specific dollar amount (in all cases, subject to a minimum value established by the Company). In addition, the Company may make matching or partially-matching contributions for participant deferrals. The Company may also make discretionary contributions for any or all participant(s). Both of these types of employer contributions would be subject to certain vesting requirements. There are also forfeiture provisions, which can result from unvested amounts existing at terminations or from materially incorrect earnings that are subsequently adjusted or corrected.  Deferrals may be held by a trustee in a grantor (rabbi) trust and may be invested in funds that mirror deemed investments selected by the participants and offered pursuant to the plan. Such a trust would not isolate assets for the benefit of the participants. Consequently, distributions made under the plan will be made from the general assets of the bank which could be subject to claims of its creditors. Amounts deferred under the plan will generally be subject to income taxes payable by the participant in the year in which received (end of the deferral period), but these deferred amounts are subject to employment taxes in the year of deferral.  In 2017, Mr. Hill and Mr. Windley elected to participate.  No employer contributions have been made to this plan in 2017 or in the past.

See the discussion entitled Deferred Compensation Plan for additional information.

Perquisites—The Company also provides limited perquisites to NEOs that are not available to all employees. Some examples of these include Company-owned automobiles, automobile allowances and club and membership dues. The values of these items are presented in the Summary Compensation Table under the heading All Other Compensation. The value attributable to any personal use of Company-owned automobiles is considered compensation to the executive and represents the aggregate incremental cost to the Company associated with that personal use. The Company and the Board of Directors believe that the use of each of these perquisites is helpful for the proper performance of the NEOs’ duties.

Role of Shareholder Say on Pay Vote

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we held an annual advisory vote on the compensation of our executive officers (the “Say on Pay Proposal”) at our 2017 annual shareholders meeting.  At the 2017 annual shareholders meeting, 97.51% of the votes cast on the Say on Pay proposal were cast in support of the compensation of the Company’s named executive officers. While the 2017 shareholder vote reflected strong support for our executive compensation programs, the Compensation Committee, Board of Directors and executive management has evaluated compensation programs each year to ensure the plans have continued to align the interest of the executives with those of the Company’s shareholders and continued to strengthen the linkage of pay to performance.

At the Annual Meeting, we are submitting a Say on Pay Proposal for shareholders to vote on. See Proposal No. 2 for more information on the Say on Pay Proposal.

Clawback Policy

The Compensation Committee is committed to adopting a formal clawback provision for adjustment or recovery of incentive awards or payments in the event the performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.  The Compensation Committee intends to fully comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act regarding this issue once rulemaking has been completed with respect to these provisions.

Until formal guidance is available, the Compensation Committee will seek to address any situation that may arise and determine the proper and appropriate course of action in fairness to shareholders and NEO award recipients.

Share Ownership Guidelines

The Company’s stock ownership guidelines call for NEOs to own equity representing a multiple of their salary and to retain this equity throughout their tenure with the Company. The specific share ownership guidelines are:

•	Chief Executive Officer—three times salary
•	Other NEOs—two times salary

The Company’s NEOs have five years from being named a NEO to comply with the stock ownership guidelines.  As of the end of our fiscal year, all NEOs have exceeded their required ownership levels.  Beneficially owned shares include shares held by a named executive officer, directly or indirectly, and unvested shares of restricted stock, as to which the executive officers have full voting privileges, but exclude vested and unexercised stock options.  Until the stock ownership guidelines are achieved, the sale of shares of the Company’s common stock is restricted.

Equity Grant Practices

To address volatility concerns, the 30-day moving average of the Company’s stock was utilized to determine the number of RSUs to be issued under the Executive Performance Plan for 2017.  The 30-day average is defined as the 30 trading days immediately preceding the last business day of the prior month.  Stock option values were determined based upon Black Scholes Valuation methodology as of the last day of the preceding quarter.  This value was divided into the dollar amount of options that an executive was to receive to quantify the number of options granted to an executive.  The calculated number of stock options is issued with an exercise price equal to the stock price on the date of the grant.

Employment and Non-Competition Agreements

The purpose of these agreements is to attract and retain highly qualified executive officers, recognizing that termination and change in control protections are commonly provided at comparable financial institutions with which we compete for executive talent.  In addition, the Compensation Committee believes change in control protections enhance the impartiality and objectivity of the NEOs in the event of a change in control transaction and better ensure that shareholder interests are protected.  Finally, these agreements include non-competition provisions that further protect the company should the NEO elect to pursue other employment opportunities. Each of our NEOs has an employment agreement.  The agreements provide for the following:

•

Term of Employment. The employment agreements for Messrs. Hill, Pollok, Windley, and Burns and Mrs. Brooks have a term of employment of three years from the effective date of the agreement. On each anniversary date of the effective date of the agreement, the term of the agreement is automatically extended for an additional year unless at least 60 days prior to the anniversary date either party gives the other party written notice of non-renewal.

•	Reimbursement of Expenses. The Company will reimburse the executive all reasonable travel and other business related expenses incurred in performing duties under the agreement.
•	Vacation and Sick Leave. The Company will provide vacation and sick leave to the executive in accordance with policies and procedures established from time to time.
•	Employee Benefit Plans. The executive is entitled to participate in the employee benefit plans presently in effect or as these plans may be modified or added from time to time.
•

Incentive Bonus Plans. The executive is entitled to participate in the incentive bonus plans, applicable to his or her employment position, in accordance with policies and procedures established from time to time.

•

Fringe Benefits. The Company will reimburse the executive for the cost of attending required meetings and conventions and will cover membership dues to an approved country club. In addition, Mr. Hill, Mr. Pollok, Mr. Windley, Mr. Burns and Mrs. Brooks are provided the use of a Company-owned automobile or car allowance.

•

Termination of Employment. See the discussion below entitled “Potential Payments upon Termination or Change in Control” for a description of the payments that may be due to each executive upon termination of employment.

•

Non-compete. The period of non-compete for the executive runs during the period of employment and for a designated period of time following termination of employment. If the executive is found to violate the covenants contained in the agreement, the non-compete period will be extended for a period equal to the amount of time the executive is found to have been in non-compliance. If Mr. Hill is terminated for cause according to his agreement, the non-compete period is abbreviated and ends 12 months after the date of termination.

See the discussion entitled “Potential Payments upon Termination or Change in Control,” which provides the amount of compensation each executive would receive under various termination events based upon the employment agreements.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Service Code limits the Company’s ability to deduct certain compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to certain other executives (excluding the company’s Chief Financial Officer). For 2017 and prior years, this limitation did not apply to compensation that qualified under applicable regulations as “performance-based.” In line with this, the Company has aimed to design and approve the performance-based compensation paid to its NEOs so that such compensation would satisfy the requirements for deductibility under Section 162(m). For 2017 and prior years, the Compensation Committee considered Section 162(m) when making compensation decisions.  However, other considerations, such as providing the Company’s NEOs with competitive and adequate incentives to remain with the Company and increase the Company’s business operations, financial performance and prospects, as well as rewarding extraordinary contributions, also significantly factored into the Committee’s decisions.

In December 2017, the Tax Cuts and Jobs Act was enacted. Under the Tax Cuts and Jobs Act, the qualified performance-based compensation exception to Section 162(m) that generally provided for the continued deductibility of performance-based compensation was repealed, effective for tax years commencing on or after January 1, 2018. Accordingly, commencing with our fiscal year ending December 31, 2018, compensation to our Named Executive Officers in excess of $1,000,000 not awarded prior to November 2, 2017 will generally not be deductible.  Performance-based compensation awarded to our Named Executive Officers for periods prior to November 2, 2017, such as our performance-based RSUs granted in 2017 and prior years that have not yet been settled into shares of Common Stock, are expected to continue to qualify for the performance-based compensation exemption under Section 162(m).  The United States Treasury has not yet issued any guidance on any limitations on the continued deductibility of these awards.  Accordingly, the future deductibility of these grandfathered awards cannot be guaranteed.

Risk Assessment of Compensation Programs

As part of an annual practice, the Compensation Committee reviewed and discussed a compensation risk assessment performed by the Company’s Incentive Risk Committee. The Incentive Risk Committee is chaired by the Chief Risk Officer and composed of representatives from Risk, Compliance, Audit, Accounting, and Human Resources. This risk assessment process included a review of the design and operation of the Company’s eleven incentive compensation programs. It also identified and evaluated situations or compensation elements that could raise material risks. The Incentive Risk Committee met in 2017 and then presented the findings of the review to the Compensation Committee at its October 2017 meeting. Based on the Incentive Risk Committee’s findings and the Compensation Committee’s deliberations, the Compensation Committee concluded that the Company’s compensation policies and practices do not create risks that are likely to have a material adverse effect that would cause plan participants to take unnecessary risks.

Transactions in Company Securities

In general, SEC rules prohibit uncovered short sales of shares of the Company’s common stock by its executive officers, including the NEOs. Accordingly, the Company’s insider trading policy prohibits short sales of shares of the Company’s common stock by its executive officers, including the NEOs, and discourages all employees from engaging in any hedging transactions relating to the Company’s common stock. The policy also requires all affiliates and insiders to consult with the Company’s Treasurer or Chief Executive Officer if they intend to engage in any hedging transactions involving the Company’s common stock. In 2017, no executive officer consulted with the Company’s Treasurer or Chief Executive Officer regarding hedging transactions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402 (b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into the Company’s  2017 Annual Report on Form 10-K.

This report is provided by the following independent directors, who comprise the Compensation Committee:

Cynthia A. Hartley, Chair

Paula Harper Bethea

Jean E. Davis

Thomas J. Johnson

James W. Roquemore

SUMMARY COMPENSATION TABLE

The following table summarizes for the fiscal years ended December 31, 2017,  2016 and 2015, the current and long-term compensation for the Chief Executive Officer, the Chief Financial Officer and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer. Each component of compensation is discussed in further detail in the footnotes following the table.

		Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)
Name and Principal Position	Year	(1)		(2)	(3)	(4)	(5)	(6)	Total ($)
Robert R. Hill, Jr.	2017	$761,201	$—	$635,455	$320,471	$1,255,982	$36,685	$45,604	$3,055,398
Chief Executive Officer of South State	2016	740,825	—	637,130	253,300	1,222,366	13,583	56,578	2,923,782
Corporation	2015	721,000	—	637,212	260,119	1,189,650	2,268	60,948	2,871,197
John C. Pollok	2017	543,715	—	371,368	187,296	734,015	33,998	41,937	1,912,329
Senior Executive Vice President,	2016	529,163	—	372,307	148,028	714,370	12,487	41,937	1,818,292
Chief Financial Officer and Chief Operating Officer	2015	515,000	—	372,371	152,025	695,250	2,556	48,101	1,785,303
John F. Windley	2017	364,289	—	165,926	83,664	327,860	34,324	19,613	995,676
Chief Banking Officer, President and	2016	354,539	—	166,297	66,124	319,085	54,123	24,215	984,383
Chief Executive Officer of South State Bank	2015	345,050	—	166,368	67,902	310,545	108,502	27,220	1,025,587
Joseph E. Burns	2017	339,751	—	154,751	78,025	305,776	25,585	21,898	925,786
Senior Executive Vice President	2016	330,658	—	155,100	61,666	297,592	13,032	42,598	900,646
and Chief Credit Officer	2015	321,808	—	155,132	62,843	289,627	8,849	47,410	885,669
Renee R. Brooks	2017	339,751	—	154,751	77,422	305,776	8,693	22,125	908,518
Senior Executive Vice President	2016	328,081	—	153,915	61,190	295,273	3,019	22,086	863,564
and Chief Administrative Officer	2015	319,300	—	153,906	62,843	287,370	498	22,904	846,821

(1)

Consists of total salary compensation, including all amounts that have been deferred at the officers’ election.  During 2017, 2016 and 2015, Mr. Hill deferred $52,083, $226,364 and $105,188, respectively, and Mr. Windley deferred $28,963, $24,790 and $23,147 respectively, into the deferred compensation plan (see description of plan on page 35).

(2)

Beginning in 2013, the Company awarded performance-based RSUs to its executive officers.  These grants are both performance and time vested over a three-year performance period.  The Company communicates threshold, target, and maximum performance RSU awards and performance targets to the executives at the beginning of a performance period. The value of the RSU grants shown above equals the grant date fair value in accordance with FASB ASC Topic 718. See discussion of assumptions used in the valuation of the stock awards in Note 19, “Share‑based Compensation” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

(3)

The value of the stock option awards shown above equals the grant date fair value in accordance with FASB ASC Topic 718. See discussion of assumptions used in the valuation of the stock awards in Note 19, “Share‑based Compensation” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

(4)	Reflects the dollar value of all amounts earned during the fiscal year pursuant the performance based non-equity incentive plans.
(5)

Includes the change in pension value to the NEOs with the exception of Mr. Windley.  In 2017, Mr. Windley’s amount includes the change in pension value in addition to the SERP accrual of $48,077. It also includes the portion of income earned during the fiscal year in the nonqualified deferred compensation plan exceeding 120% of the applicable long-term federal rate (“AFR”). During 2016, nonqualified deferred compensation plan balances experienced an unrealized gain/loss; however, there was no income exceeding 120% of the AFR.

(6)	The following table provides all other compensation:

Name	Matching Contributions to 401k Retirement Savings Plan	Life Insurance and Long-term Disability Premium	Dividends on Unvested Restricted Stock	Memberships	Imputed Taxable Value of Vehicles	Other Cash	Total
Robert R. Hill, Jr.	$16,200	$1,620	$22,403	$2,376	$2,105	$900	$45,604
John C. Pollok	16,200	1,620	19,581	—	3,636	900	41,937
John F. Windley	16,200	1,620	—	—	1,193	600	19,613
Joseph E. Burns	16,200	1,620	3,478	—	—	600	21,898
Renee R. Brooks	16,200	1,620	1,843	—	2,462	—	22,125

GRANTS OF PLAN BASED AWARDS

									All Other	All Other
									Stock	Options	Exercise	Grant Date
			Estimated Possible Payouts			Estimated Possible Payouts			Awards:	Awards:	or Base	Fair Value
			Under Non-Equity Incentive			Under Equity Incentive			Number of	Number of	Price of	of Stock
			Plan Awards			Plan Awards			Shares of	Securities	Options	and
		Approval	(1)			(2)			Stock or	Underlying	Awards	Options
	Grant	of Award	Thres-			Thres-		Maxi-	Units (#)	Options (#)	($/Sh)	Awards ($)
Name	Date	Date	hold ($)	Target ($)	Maximum ($)	hold (#)	Target (#)	mum (#)		(3)	(4)	(5)
Robert R. Hill, Jr.	1/25/17	1/25/17							—	9,036	$ 91.35	$ 320,471
	3/15/17	3/15/17				3,554	7,108	10,663				635,455
	n/a	n/a	418,661	837,321	1,255,982
John C. Pollok	1/25/17	1/25/17							—	5,281	91.35	187,296
	3/15/17	3/15/17				2,077	4,154	6,232				371,368
	n/a	n/a	244,672	489,344	734,015
John F. Windley	1/25/17	1/25/17							—	2,359	91.35	83,664
	3/15/17	3/15/17				928	1,856	2,784				165,926
	n/a	n/a	109,287	218,573	327,860
Joseph E. Burns	1/25/17	1/25/17							—	2,200	91.35	78,025
	3/15/17	3/15/17				865	1,731	2,596				154,751
	n/a	n/a	101,925	203,851	305,776
Renee R. Brooks	1/25/17	1/25/17							—	2,183	91.35	77,422
	3/15/17	3/15/17				865	1,731	2,596				154,751
	n/a	n/a	101,925	203,851	305,776

(1)

These amounts represent ranges of the possible performance‑based cash bonuses that could have been paid in 2018 based on 2017 results pursuant to the Executive Incentive Plan. The actual bonuses paid are displayed under the Non-Equity Incentive Plan Compensation column within the Summary Compensation Table. The threshold amount is currently 55.0% for Mr. Hill, 45.0% for Mr. Pollok, and 30.0% for all other NEOs, as this is the minimum payout that can occur under the program. The incentive target level is determined as the aggregate dollar amount derived from the executive officers’ target bonuses expressed as a percent of annual salary. This target percentage is currently 110.0% for Mr. Hill, 90.0% for Mr. Pollok, and 60.0% for all other NEOs. The maximum incentive is 165.0% for Mr. Hill, 135.0% for Mr. Pollok, and 90.0% for all other NEOs. The 2017 Executive Incentive Plan is further described in the Compensation Discussion and Analysis section of this Proxy Statement.

(2)

These amounts represent ranges of the possible payouts, denominated in the number of shares of common stock, under performance-based RSUs granted in 2017 with respect to the three-year performance period (2017-2019) under the 2017 Long-Term Incentive Plan.  The 2017 Long-Term Incentive Plan is further explained in the Compensation Discussion and Analysis section of this Proxy Statement.  The fair value of the performance-based RSUs was estimated at the target performance level and was issued on March 15, 2017 at $89.40 per share.

(3)	All stock option awards are granted based upon achievement of individual performance goals. Stock options vest ratably (25% per year) over four years.
(4)	The exercise or base price of options and stock awards is established as the closing market price of the Company’s Common Stock on the grant date of January 25, 2017.
(5)

This amount represents the fair market value of all RSUs and option awards made during the fiscal year 2017. The fair market value for RSUs reflects the target value of performance-based RSUs granted in 2017. The fair value of options is estimated at the date of grant using the Black‑Scholes option pricing model. The fair value for the options issued on January 25, 2017 was $35.47 per share. The following assumptions were used in valuing options issued:

Assumptions
January 25, 2017
Dividend yield	1.40%
Expected life	8.5 years
Expected volatility	37%
Risk-free interest rate	2.43%

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)Exercisable (1)	Number of Securities Underlying Unexercised Options (#)Unexercisable (1)		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Options Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2) (8)	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert R. Hill, Jr.	6,249	—			32.46	1/27/2021	15,246	$1,328,689	25,174	$2,193,914
	5,936	—			31.75	1/26/2022
	7,534	—			41.45	1/24/2023
	5,435	1,812	(4)		66.32	1/22/2024
	5,219	5,220	(5)		61.42	1/21/2025
	2,528	7,585	(6)		63.54	1/20/2026
	—	9,036	(7)		91.35	1/25/2027
John C. Pollok	5,246	—			27.57	1/22/2019	13,155	$1,146,458	14,712	$1,282,151
	5,425	—			31.10	1/21/2020
	4,023	—			35.20	2/15/2020
	4,848	—			32.46	1/27/2021
	5,667	—			31.75	1/26/2022
	4,633	—			41.45	1/24/2023
	3,366	1,122	(4)		66.32	1/22/2024
	3,050	3,051	(5)		61.42	1/21/2025
	1,477	4,433	(6)		63.54	1/20/2026
	—	5,281	(7)		91.35	1/25/2027
John F. Windley	3,304	—			27.57	1/22/2019	-	$-	6,572	$572,750
	3,417	—			31.10	1/21/2020
	2,818	—			35.20	2/15/2020
	3,054	—			32.46	1/27/2021
	4,130	—			31.75	1/26/2022
	3,305	—			41.45	1/24/2023
	1,729	577	(4)		66.32	1/22/2024
	1,362	1,363	(5)		61.42	1/21/2025
	660	1,980	(6)		63.54	1/20/2026
	—	2,359	(7)		91.35	1/25/2027
Joseph E. Burns	730	—			27.57	1/22/2019	1,654	$144,146	6,129	$534,142
	3,020	—			31.10	1/21/2020
	2,274	—			35.20	2/15/2020
	2,698	—			32.46	1/27/2021
	3,740	—			31.75	1/26/2022
	3,185	—			41.45	1/24/2023
	1,600	534	(4)		66.32	1/22/2024
	1,261	1,261	(5)		61.42	1/21/2025
	615	1,847	(6)		63.54	1/20/2026
	—	2,200	(7)		91.35	1/25/2027
Renee R. Brooks	1,223	—			41.45	1/24/2023	1,396	$121,661	6,101	$531,702
	999	334	(4)		66.32	1/22/2024
	1,261	1,261	(5)		61.42	1/21/2025
	610	1,833	(6)		63.54	1/20/2026
	—	2,183	(7)		91.35	1/25/2027

All options listed above vest at a rate of 25% per year over the first four years of a 10-year option term.

(1)

Figures shown represent the total number of shares subject to unexercised options held by the NEOs at year-end 2017. Also displayed is the number of shares subject to options that were exercisable (vested) and unexercisable (unvested) at year-end 2017. The number of options granted and the options exercise price have been adjusted to reflect all applicable stock dividends.

(2)	The number of shares of restricted stock granted has been adjusted to reflect all applicable stock dividends.
(3)	Market value is based on a closing price of $87.15 as of December 29, 2017, the last business day of the fiscal year.
(4)	Option awards vest at a rate of 25% per year with remaining a vesting date of January 22, 2018.
(5)	Option awards vest at a rate of 25% per year with remaining vesting dates of January 21, 2018 and January 21, 2019.
(6)	Option awards vest at a rate of 25% per year with remaining vesting dates of January 20, 2018, January 20, 2019 and January 20, 2020.
(7)	Option awards vest at a rate of 25% per year with remaining vesting dates of January 25, 2018, January 25, 2019, January 25, 2020 and January 25, 2021.
(8)

The stock awards that have not vested comprise the following grants and vesting periods: the September 18, 2008 grant to Mrs. Brooks cliff vests 100% in year ten; and the January 22, 2009 grants to Mr. Hill, Mr. Pollok and Mr. Burns vest on December 31 of each year with final vesting at the end of the month in which the executive reaches his retirement age of 60 years old for Mr. Hill and Mr. Pollok and age 65 years old for Mr. Burns.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized On Vesting ($) (3)
Robert R. Hill, Jr.	22,723	$1,287,389	24,099	$2,119,144
John C. Pollok	3,364	205,036	15,022	1,320,799
John F. Windley	3,135	176,187	7,403	653,470
Joseph E. Burns	4,866	266,505	8,014	706,416
Renee R. Brooks	—	—	4,706	413,198

(1)	Value realized is based on the difference between the closing price on the date of exercise and the options exercise price.
(2)

Reflects the vested shares that were received pursuant to the stock-based benefit plan by each NEO that in the case of these awards vest on December 31 of each year with final vesting at the end of the month in which Mr. Hill and Mr. Pollok reach their retirement age of 60 years old and age 65 years old for Mr. Burns. As described in further detail under “2017 Long-Term Incentive Plan—Results of 2015 Long-Term Incentive Plan Which Ended in 2017” beginning on page 26, also reflects performance-based RSUs that were granted by the Company in January 2015 and which have been earned by the NEOs and vested on December 31, 2017.

(3)	Value realized is based on the market value of the underlying shares on the vesting date.

PENSION BENEFITS

		Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last
Name	Plan Name	(1)	(2)	Fiscal Year ($)
Robert R. Hill, Jr.	Defined Benefit Pension Plan	16	$252,479	$—
John C. Pollok	Defined Benefit Pension Plan	16	240,685	—
John F. Windley	Defined Benefit Pension Plan	10	185,644	—
	Supplemental Executive Retirement Plan	11	552,462	—
Joseph E. Burns	Defined Benefit Pension Plan	11	267,371	—
Renee R. Brooks	Defined Benefit Pension Plan	16	54,487	—

(1)

Number of years credited service for the Defined Benefit Pension Plan equals the actual years of service for each NEO. Mr. Windley entered into the SERP on July 1, 2006 and his number of years credited service began on that date.

(2)

Pension plan amounts reflect the present value of the accumulated benefit at December 31, 2017. See Note 18 of the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for the assumptions used for the defined benefit plan. SERP amounts represent the current aggregate liability carried on the Company’s books for each of the NEOs.

The Defined Benefit Pension Plan is described in Compensation Discussion and Analysis—Employee & Executive Benefits—Employee’s Pension Plan.

Supplemental Executive Retirement Plan

As of December 31, 2017, the SERP agreement of Mr. Windley provided for a supplemental executive retirement benefit payout under one of five scenarios: normal retirement, early termination, disability, and change in control or early retirement benefit.

Normal and Early Retirement Benefit

The following table provides the normal retirement age, reduced benefit retirement age (if applicable), base benefit amount, and payout period:

Name	Normal Retirement Age	Early Retirement Age	Base Benefit Amount	Payout Period in Years
John F. Windley	65	n/a	$50,000	15

The exact amount of benefits would be generally determined by reference to the number of calendar years after 2002 in which the Company satisfied specified performance measures, namely that the Company’s net income after taxes and its total assets grew in the aggregate by an amount that would at least equal to annualized growth of 6% and 7%, respectively.  If the named executive officer had retired at normal retirement age as of December 31, 2017, he would have been entitled to 100% of his maximum annual retirement benefit based on this performance measure.  A smaller annual benefit, payable over the 15-year period after the executive attains his normal retirement age, will become payable if his employment is terminated prior to attaining retirement age for any reason other than death or for cause.

Benefit at Death

If the executive dies, the Company will be required to pay his beneficiary a lump sum death benefit of $250,000 plus annual payments as presented below:

Name	Normal Retirement Age	Early Retirement Age	Base Benefit Amount	Payout Period in Years
John F. Windley	65	n/a	$50,000	10

Noncompetition

Mr. Windley will forfeit his retirement benefits under the SERP if he competes with the Company during the 18 months following termination of his employment.

The Company’s obligations under the agreements are general unsecured obligations of the Company, although the agreements require the Company to establish a grantor (“rabbi”) trust for such benefits following a change in control.

DEFERRED COMPENSATION PLAN

The Company has adopted a deferred compensation plan in which selected members of senior management, including executive officers, and/or other highly compensated employees, have the opportunity to elect to defer current compensation for retirement income or other future financial needs. Only eligible employees, as approved by the Compensation Committee, may participate in the plan. Each year participants can choose to have portions of their compensation for the upcoming year deferred by a certain whole percentage amount ranging between 5% and 100%. Deferrals are recorded in a bookkeeping account which is adjusted to reflect hypothetical investment earnings and losses of investment funds selected by the plan participant among those offered pursuant to the plan. Payments made under the plan will be made from the general assets of the Company, and will be subject to claims of its creditors. Amounts payable under the plan are payable at the future times (or over the periods) designated by plan participants upon their enrollment in the plan and their annual renewal of enrollment.

The investment options available to an executive under the deferred compensation plan are listed below along with their annual rate of return for the calendar year ended December 31, 2017, 2016 and 2015, as reported by the administrator of the deferred compensation plan. The rates assume that 100% of the participant’s contribution was deferred as of the first business day of 2017.

	Rates of Return
Name of Fund	2017	2016	2015
Vanguard Selected Value	19.51%	16.34%	0.61%
Metropolitan West Total Return	3.43%	2.47%	0.61%
Federated Treasury Obligations	0.73%	0.19%	0.61%
Vanguard Prime Money Market	N/A	N/A	0.05%
Harbor Bond	N/A	N/A	0.23%
Columbia Dividend Income	20.74%	13.47%	0.61%
Mainstay Large Cap Growth	32.39%	(2.28)%	6.17%
Goldman Sach MC Value	N/A	N/A	(9.46)%
T. Rowe Price Mid Cap Growth	24.86%	6.30%	6.56%
Diamond Hill SC	10.62%	14.10%	(3.73)%
Columbia Acorn USA	N/A	N/A	(1.36)%
Amer Fds EuroPacific R5	31.09%	1.00%	(0.53)%
T. Rowe Price New Horizons	31.49%	7.79%	4.50%
Templeton Global Bond	2.62%	6.61%	(4.03)%
PIMCO Commodity Real Return	2.70%	14.54%	(25.70)%
Vanguard REIT Index	4.94%	8.50%	2.39%
Vanguard Short-Term Bond	2.13%	2.83%	1.13%
Vanguard Index 500 Adm	21.79%	11.93%	1.36%
Principal High Yield	8.14%	15.05%	(2.81)%

The table below summarizes the amounts in each named executive officer’s deferred compensation savings plan:

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Robert R. Hill, Jr.	$52,083	$—	$—	$—	$1,310,544
John F. Windley	28,963	—	—	—	299,327
Joseph E. Burns	—	—	—	—	18,162

(1)	Includes the total compensation to the above NEOs for which payment was deferred in 2017. These amounts also comprise part of the amounts in the Salary column of the Summary Compensation Table.
(2)	Includes total loss in 2017 on the aggregate balance in the NEO’s deferred compensation plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to named executive officers of the Company in the event of a termination of employment or a change in control of the Company.

The amounts of total compensation payable to each named executive officer upon voluntary termination without good reason, voluntary termination for good reason, termination by Company without cause, termination by Company for cause, normal retirement, early retirement, termination due to disability, termination due to death, and termination associated with a change in control are shown in the tables below. The amounts assume that such termination was effective as of December 31, 2017 (the last day of the fiscal year), and thus include amounts earned through such time and are estimates of the amounts that would have been paid out to the executives upon their termination as of such date. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

For purposes of each named executive officer’s employment agreement, the terms “good reason”,  “cause”,  “disability”,  “change of control” and “total compensation” are defined below:

(a)

“Good Reason” means, without Employee’s written consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected within 30 days after Employee notifies the Company in writing of the existence of such circumstances as hereinafter provided:

i.

the assignment to Employee of any duties, functions or responsibilities other than those contemplated by the employment agreement or materially inconsistent with the position with the Company that Employee held immediately prior to the assignment of such duties or responsibilities or any adverse alteration in the nature or status of Employee’s responsibilities or the condition of Employee’s employment from those contemplated in the employment agreement;

ii.

a reduction by the Company in Employee’s total compensation or as it may be increased from time to time, except for across-the-board salary reductions similarly affecting all management personnel of the Company;

iii.

the relocation of the Company’s headquarters to a location more than fifty miles from its current location in Columbia, South Carolina, or the Company’s requiring Employee to be based anywhere other than the Company’s offices at such location, except for required travel on Company business;

iv.

the failure by the Company to pay Employee any portion of Employee’s compensation within the time guidelines established pursuant to standard Company policies, or any other material breach by the Company of any other material provision of the employment agreement; or

v.	the giving of notice by the Company of non-renewal of the employment agreement.
(b)

“Cause” generally means: (A) the repeated failure of Employee to perform his responsibilities and duties; (B) the commission of an act by Employee constituting dishonesty or fraud against the Company or the Bank; (C) being charged with a felony; (D) habitual absenteeism; (E) Employee is determined to have been on the job while under the influence of alcohol, unauthorized or illegal drugs, prescription drugs that have not been prescribed for the Employee, or other substances that have the potential to impair the Employee’s judgment or performance; (F) the commission of an act by Employee involving gross negligence or moral turpitude that brings the Company or any of its affiliates into public disrepute or disgrace or causes material harm to the customer relations, operations or business prospects of the Company or its affiliates; (G) bringing firearms or weapons into the workplace; (H) the Employee’s failure to comply with policies, standards, and regulations of Company; (I) the Employee’s engagement in conduct which is in material contravention of any federal, state or local law or ordinance other than a minor offense which does not reflect or impact upon the Employer or Bank; (J) the Employee’s engagement in conduct which is unbecoming to or inconsistent with the duties and responsibilities of a member of management of the Employer; or (K) the Employee engaging in sexual or other form of illegal harassment.

(c)

“Disability” means disability suffered by Employee for a continuous period of at least three months or any impairment of mind or body that is likely to result in a disability of Employee for more than six months during any twelve-month period.

(d)	“Change of Control” means the occurrence of one of the following:

i.

A change in ownership of the Company occurs on the date that any one person, or more than one person acting as a group (as determined in Paragraph (i)(5)(v)(B) of Treasury Regulation Section 1.409A-3), acquires ownership of more than 50% of the total fair market value or total voting power of the Company or Bank other than (A) with respect to the Bank, the Company (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (C) employee or a group of persons including Employee, and (D) an underwriter or group of underwriters owning shares of common voting stock in connection with a bona fide public offering of such shares and the sale of such shares to the public;

ii.

A change in the effective control of the Company occurs on the date that (a) a person, or more than one person acting as a group (as determined in Paragraph (i)(5)(v)(B) of Treasury Regulation Section 1.409A-3), acquires ownership (or having acquired during the 12-month period ending on the date of his most recent acquisition) of 30% or more of the total voting power of the stock of the Company or Bank, or (b) a majority of the members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of appointment or election, provided that the Company is a corporation for which there is no majority shareholder.

iii.

A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group (as determined in Paragraph (i)(5)(v)(B) of Treasury Regulation Section 1.409A‑3), acquires (or having acquired during the 12-month period ending on the date of his most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition. For purposes of this provision, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

This definition of Change in Control is intended to fully comply with the definition of a change in control event as set forth in Treasury Regulation Section 1.409A-3(i)(5).

(a)

“Total Compensation” for each named executive officer includes the employee’s base salary, the greater of the employee’s annual bonus for the fiscal year preceding the year in which the executive’s employment terminates or the average bonus for the five years preceding the year of termination, and the amount the Company contributes annually toward the employee’s health and dental insurance premiums. For Mr. Hill, total compensation also includes the value associated with the personal use of a company-owned automobile and reimbursement for country club dues and other such dues and fees as may be approved by the board.

The following table outlines certain differences between each agreement for Messrs. Hill, Pollok, Windley, Burns, and Mrs. Brooks:

Name	Change in Control Payout Multiple	Non-Compete Period (Months)
Robert R. Hill, Jr.	.99 times	24
John C. Pollok	2.5 times	24
John F. Windley	2 times	18
Joseph E. Burns	2 times	12
Renee R. Brooks	2 times	12

Mr. Hill is the only NEO entitled to receive compensation for his noncompete agreement with the Company. His noncompete agreement is set for a 24 month period starting on the termination date. He would be entitled to two years of his Total Compensation package, as defined in the Total Compensation definition (Item (e)) above, paid in two equal lump sums, the first at time of termination and the second on the first anniversary of termination. Should he violate any of the covenants listed in the noncompetition agreement, no payments that are still due will be paid and the Company has the right to secure an injunction for damages to recover any previous payments made under the agreement.

On January 22, 2009, the Company established an equity based retirement benefit represented by grants of restricted stock to Messrs. Hill, Pollok and Burns. The grants were intended to provide similar economic benefit to the executives and more closely align the interests of these executives with the long-term profitability of the Bank, the Company and its shareholders. Each restricted stock grant vests on December 31 of each year with final vesting at the end of the month in which the executive reaches his retirement age of 60 years old. Mr. Hill was granted 30,780 shares of restricted stock with final vesting on October 31, 2026. Mr. Pollok was granted 28,265 shares of restricted stock with final vesting on October 31, 2025. Mr. Burns was granted 10,555 shares of restricted stock with final vesting on August 31, 2019. The fair value per share of the stock granted was $27.57 on January 22, 2009.

The Company has individual SERP agreements established on or about November 1, 2006 and amended on December 31, 2008, by and between the Bank and John F. Windley and certain other executives. Although benefits under the SERP arrangements are defined for retirement and early retirement, we do not present these payout estimates in the following tables. None of the named executive officers would be eligible to receive such payments due to the age of the officers on December 31, 2017. The earliest a retirement benefit could be provided to any of the current named executive officers—currently Mr. Windley—would be in 2018.

The following tables provide the potential payments upon termination for all relevant scenarios as of December 31, 2017.

Robert R. Hill, Jr.

The following table describes the potential payments upon termination for various reasons for Robert R. Hill, Jr., the Company’s Chief Executive Officer.

Compensation and/or Benefits	Voluntary Termination by Employee Without Good Reason	Voluntary Termination by Employee for Good Reason (not CIC related)	Involuntary Termination by Company w/out Cause	Involuntary Termination by Company For Cause	Termination in the Event of Disability	Termination in the Event of Death	Qualifying Termination Following a Change in Control
Payable upon Termination	(1)	(2)	(2)	(3)	(4)	(5)	(6)
Robert R. Hill, Jr.
Compensation
Cash Severance	$—	$2,027,821	$2,027,821	$—	$2,027,821	$2,027,821	$2,007,543
Noncompete Payments	4,055,643	4,055,643	4,055,643	—	—	—	4,055,643
Intrinsic Value of Unvested Stock Options	—	—	—	—	351,136	351,136	351,136
Intrinsic Value of Unvested Restricted Stock/Units	—	—	—	—	—	2,163,412	2,163,412
Benefits & Perquisites
Equity Based Retirement Benefit (7)	—	—	—	—	1,328,689	1,328,689	1,328,689
Medical & Dental Insurance	—	8,263	8,263	—	8,263	—	—
Company Car and Club Dues	—	2,376	2,376	—	—	—	—
Tax Gross Up (8)	—	—	—	—	—	—	—
Total Benefit	$4,055,643	$6,094,103	$6,094,103	$—	$3,715,909	$5,871,058	$9,906,423

(1)

The Executive is entitled to Base Salary through the date of termination and payment of Total Compensation for noncompetition for two years. Total compensation consists of base salary, the greater of the average prior five year bonuses or the last year prior bonus, annual medical and dental benefits, and club memberships, auto allowance, and the expense of attending conferences/meetings in the past twelve months.

(2)

The Company shall continue to pay to the Executive his Total Compensation for a period of twelve months in accordance with the Company’s customary payroll practices.  In addition, the Company shall continue to provide medical, dental, and other benefits for a twelve-month period on the same basis as in effect at the time of termination as well as payment for noncompetition.

(3)	The Company shall have no further obligation to the Executive. The noncompetition agreement will be in force for a period of twelve months with no payments due to the Executive.
(4)

The Company will pay to the Executive an amount equal to twelve months’ Total Compensation in a lump sum, and will continue medical and dental benefits for a twelve-month period on the same basis as in effect on the date of Disability.  Option Awards and Restricted Stock Awards will be fully accelerated based on 100% of remaining non-vested shares. Vesting of Performance RSUs is not accelerated upon termination in the event of disability. Rather, awards vest as scheduled after the performance period on a pro-rata basis, based on the percentage of the performance period for which the participant was employed.

(5)

The Company will pay to the beneficiary of the Executive an amount equal to twelve months’ Total Compensation in a lump sum. Option Awards and Restricted Stock Awards will be fully accelerated based on 100% of remaining non-vested shares. Performance RSUs will vest at 100% of the Target level performance (included in the value above) or, if greater, based on actual performance through the end of the most recent quarter ended.

(6)

Following termination, the Company (or its successors) shall pay in one lump sum to the Executive, or his beneficiary in the event of his subsequent death, an amount equal to 0.99 times Executive’s Total Compensation (Change in Control Payment) in effect at the date of termination of employment. In addition, the Executive will also be paid under his noncompetition agreement.

Upon a Change in Control, with or without termination, Option Awards and Restricted Stock Awards will be fully accelerated based on 100% of remaining non-vested shares. Performance RSUs will vest at 100% of the Target level performance (included in the value above) or, if greater, based on actual performance through the end of the most recent quarter ended. The value of Option Awards is based on the difference between the current market price as of December 31, 2017 and the exercise price for options in-the-money (i.e., options with an exercise price below the current market price). The value of Restricted Stock Awards and RSUs is based on the market price of $87.15 as of December 31, 2017.

(7)Mr. Hill’s SERP was replaced in January 2009 with a grant of restricted stock which is intended to provide similar economic benefit to Mr. Hill and more closely align his interests with the long-term profitability of the Company and its shareholders.

(8)Per Mr. Hill’s Employment Agreement dated December 31, 2008, in the event of a Change in Control, Mr. Hill is entitled to receive an additional payment (a “Gross-Up Payment”) in an amount equal to the federal, state and local income and excise tax imposed by Section 4999 of the Internal Revenue Code. The Company believes that the structure and timing of Mr. Hill’s payments upon a change in control as of December 31, 2017 would not have caused the payments or distributions to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

John C. Pollok

The following table describes the potential payments upon termination for various reasons for John C. Pollok, the Company’s Chief Financial Officer and Chief Operating Officer.

Compensation and/or Benefits Payable	Voluntary Termination by Employee Without Good Reason	Involuntary Termination by Company w/out Cause	Involuntary Termination by Company For Cause	Termination in the Event of Disability	Termination in the Event of Death	Qualifying Termination Following a Change in Control
Upon Termination	(1)	(2)	(1)	(3)	(4)	(5)
John C. Pollok
Compensation
Cash Severance	$—	$271,858	$—	$—	$—	$3,213,482
Intrinsic Value of Unvested Stock Options	—	—	—	206,537	206,537	206,537
Intrinsic Value of Unvested Restricted Stock/Units	—	—	—	—	1,329,560	1,329,560
Benefits & Perquisites
Equity Based Retirement Benefit (7)	—	—	—	1,146,371	1,146,371	1,146,371
Medical & Dental Insurance	—	3,831	—	—	—	—
Tax Gross Up (6)	—	—	—	—	—	2,501,601
Total Benefit	$—	$275,689	$—	$1,352,908	$2,682,468	$8,397,551

(1)	The Company shall have no further obligation to the Executive. A noncompetition agreement will be in force for a period of 24 months with no payment due to the Executive.
(2)

The Company shall pay to the Executive his Base Salary for six months following his termination through customary payroll practices. The Company shall also contribute to Executive’s COBRA premium by paying the same monthly amount for health and dental insurance coverage as it would if he were an active employee for a period of six months.

(3)

Option Awards and Restricted Stock Awards will be fully accelerated based on 100% of remaining non-vested shares. Vesting of Performance RSUs is not accelerated upon termination in the event of disability. Rather, awards vest as scheduled after the performance period on a pro-rata basis, based on the percentage of the performance period for which the participant was employed.

(4)

Option Awards and Restricted Stock Awards will be fully accelerated based on 100% of remaining non-vested shares. Performance RSUs will vest at 100% of the Target level performance (included in the value above) or, if greater, based on actual performance through the end of the most recent quarter ended.

(5)

The Company (or its successors) shall pay the Executive, or his beneficiary in the event of his subsequent death, an amount equal to two and one-half times Executive’s Total Compensation (Change in Control Payment) in effect at the date of termination of employment. Two equal payments shall be made, each consisting of one-half the total Change in Control Payment with the first payment to be made immediately upon cessation of employment and the second to be made exactly one year later.

Upon a Change in Control, with or without termination, Option Awards and Restricted Stock Awards will be fully accelerated based on 100% of remaining non-vested shares. Performance RSUs will vest at 100% of the Target level performance (included in the value above) or, if greater, based on actual performance through the end of the most recent quarter ended. The value of Option Awards is based on the difference between the current market price as of December 31, 2017 and the exercise price for options in‑the-money (i.e., options with an exercise price below the current market price). The value of Restricted Stock Awards and RSUs is based on the market price of $87.15 as of December 31, 2017.

(6)

Per Mr. Pollok’s Employment Agreement dated December 31, 2008, in the event of a Change in Control, Mr. Pollok is entitled to receive an additional payment (a “Gross-Up Payment”) in an amount equal to the federal, state and local income and excise tax imposed by Section 4999 of the Internal Revenue Code. The Company believes that the structure and timing of Mr. Pollok’s payments upon a change in control as of December 31, 2017 would have caused the payments or distributions to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. The amount included here is the payment which he would receive from the Company on an after-tax basis equal to the federal, state and local income and excise tax imposed.

(7)

Mr. Pollok’s  SERP was replaced in January 2009 with a grant of restricted stock which is intended to provide similar economic benefit to Mr. Pollok and more closely align his interests with the long-term profitability of the Company and its shareholders.

John F. Windley

The following table describes the potential payments upon termination for various reasons for John F. Windley, the President, Chief Executive Officer and Chief Banking Officer of the Bank.

Compensation and/or Benefits Payable	Voluntary Termination by Employee Without Good Reason	Involuntary Termination by Company w/out Cause	Involuntary Termination by Company For Cause	Termination in the Event of Disability	Termination in the Event of Death	Qualifying Termination Following a Change in Control
Upon Termination	(1)	(2)	(1)	(3)	(4)	(5) (6)
John F. Windley
Compensation
Cash Severance	$—	$182,145	$—	$—	$—	$1,398,740
Intrinsic Value of Unvested Stock Options	—	—	—	93,837	93,837	93,837
Intrinsic Value of Unvested Restricted Stock/Units	—	—	—	—	593,840	593,840
Benefits & Perquisites
Supplemental Non-Qualified Pension (7)	597,142	597,142	—	597,491	707,736	621,028
Medical & Dental Insurance	—	3,610	—	—	—	—
Total Benefit	$597,142	$782,897	$—	$691,328	$1,395,413	$2,707,445

(1)

The Company shall have no further obligation to the Executive, other than the vested portion of the Supplemental Non-Qualified Pension in the case of voluntary termination by the employee without Good Reason. A noncompetition agreement will be in force for a period of eighteen months with no payment due to the Executive.

(2)

The Company shall pay to the Executive his Base Salary for six months following his termination through customary payroll practices. The Company shall also contribute to Executive’s COBRA premium by paying the same monthly amount for health and dental insurance coverage as it would if he were an active employee for a period of 6 months.

(3)

Option Awards and Restricted Stock Awards will be fully accelerated based on 100% of remaining non-vested shares. Performance RSUs will vest pro-rata, the numerator of which shall be the number of whole months during the performance period that the Participant was employed by the Company, and the denominator of which shall be the total number of months in the performance period.

(4)

Option Awards and Restricted Stock Awards will be fully accelerated based on 100% of remaining non-vested shares. Vesting of Performance RSUs is not accelerated upon termination in the event of disability. Rather, awards vest as scheduled after the performance period on a pro-rata basis, based on the percentage of the performance period for which the participant was employed.

(5)

The Company (or its successors) shall pay the Executive, or his beneficiary in the event of his subsequent death, an amount equal to two times Executive’s Total Compensation (Change in Control Payment) in effect at the date of termination of employment. Two equal payments shall be made, each consisting of one-half the total Change in Control Payment with the first payment to be made immediately upon cessation of employment and the second to be made exactly one year later.

Upon a Change in Control, with or without termination, Option Awards and Restricted Stock Awards will be fully accelerated based on 100% of remaining non-vested shares. Performance RSUs will vest at 100% of the Target level performance (included in the value above) or, if greater, based on actual performance through the end of the most recent quarter ended. The value of Option Awards is based on the difference between the current market price as of December 31, 2017 and the exercise price for options in‑the-money (i.e., options with an exercise price below the current market price). The value of Restricted Stock Awards and RSUs is based on the market price of $87.15 as of December 31, 2017.

(6)

The benefit shall be reduced to the extent necessary to cause the aggregate present value of all payments in the nature of compensation to the Executive not to exceed 2.99 times the base amount as defined per Code §280G. As of December 31, 2017, no such reduction in benefit would have been necessary for Mr. Windley.

(7)

The amounts payable under the Supplemental Non-Qualified Pension are in accordance with a SERP that is generally targeted to pay $50,000 annually for fifteen years to Mr. Windley at his normal retirement date. No payment is due if Mr. Windley is involuntarily terminated by the Company for Cause. The following table provides the assumptions used to calculate the total benefit under each termination or retirement scenario. In the table on the prior page, we presented the present values of all benefits using a 2.00% discount rate (120% of mid-term semi-annual AFR as of December 2017):

		Annual	Total
Scenario	Payment Term	Benefit	Benefit	Explanation of Calculation
Voluntary Termination by Employee Without Good Reason	15 years payable at normal retirement age	$38,461	$576,922	80% of $48,077, the present value of $50,000 (annual benefit) discounted using a 4% annual rate from normal retirement age times payment term.
Termination by Company Without Cause	15 years payable at normal retirement age	$38,461	$576,922	80% of $48,077, the present value of $50,000 (annual benefit) discounted using a 4% annual rate from normal retirement age times payment term.
Termination Due to Disability	15 years payable at normal retirement age	$48,077	$721,153	Present value at 12/31/17 of $50,000 annual benefit discounted using a 4% annual rate from normal retirement age.
Termination Due to Death	10 years payable at time of death + lump sum of $250,000	$50,000	$750,000	The annual benefit times payment term plus additional lump sum of $250,000.
Termination Associated with a Change in Control	15 years payable at normal retirement age	$50,000	$750,000	The annual benefit of $50,000 times the payment terms.

Joseph E. Burns

The following table describes the potential payments upon termination for various reasons for Joseph E. Burns, the Company’s Chief Credit Officer.

Compensation and/or Benefits Payable	Voluntary Termination by Employee Without Good Reason	Involuntary Termination by Company w/out Cause	Involuntary Termination by Company For Cause	Termination in the Event of Disability	Termination in the Event of Death	Qualifying Termination Following a Change in Control
Upon Termination	(1)	(2)	(1)	(3)	(4)	(5) (6)
Joseph E. Burns
Compensation
Cash Severance	$—	$169,876	$—	$—	$—	$1,305,495
Intrinsic Value of Unvested Stock Options	—	—	—	87,176	87,176	87,176
Intrinsic Value of Unvested Restricted Stock/Units	—	—	—	—	553,054	553,054
Benefits & Perquisites
Supplemental Non-Qualified Pension (7)	—	—	—	143,362	143,362	143,362
Medical & Dental Insurance	—	3,610	—	—	—	—
Total Benefit	$—	$173,486	$—	$230,538	$783,592	$2,089,087

(1)	The Company shall have no further obligation to the Executive. A noncompetition agreement will be in force for a period of twelve months with no payment due to the Executive.
(2)

The Company shall pay to the Executive his Base Salary for six months following his termination through customary payroll practices. The Company shall also contribute to Executive’s COBRA premium by paying the same monthly amount for health and dental insurance coverage as it would if he were an active employee for a period of six months.

(3)

Option Awards and Restricted Stock Awards will be fully accelerated based on 100% of remaining non-vested shares. Vesting of Performance RSUs is not accelerated upon termination in the event of disability. Rather, awards vest as scheduled after the performance period on a pro-rata basis, based on the percentage of the performance period for which the participant was employed.

(4)

Option Awards and Restricted Stock Awards will be fully accelerated based on 100% of remaining non-vested shares. Performance RSUs will vest at 100% of the Target level performance (included in the value above) or, if greater, based on actual performance through the end of the most recent quarter ended.

(5)

The Company (or its successors) shall pay the Executive, or his beneficiary in the event of his subsequent death, an amount equal to two times Executive’s Total Compensation (Change in Control Payment) in effect at the date of termination of employment. Two equal payments shall be made, each consisting of one-half the total Change in Control Payment with the first payment to be made immediately upon cessation of employment and the second to be made exactly one year later.

Upon a Change in Control, with or without termination, Option Awards and Restricted Stock Awards will be fully accelerated based on 100% of remaining non-vested shares. Performance RSUs will vest at 100% of the Target level performance (included in the value above) or, if greater, based on actual performance through the end of the most recent quarter ended. The value of Option Awards is based on the difference between the current market price as of December 31, 2017 and the exercise price for options in‑the-money (i.e., options with an exercise price below the current market price). The value of Restricted Stock Awards and RSUs is based on the market price of $87.15 as of December 31, 2017.

(6)

The benefit shall be reduced to the extent necessary to cause the aggregate present value of all payments in the nature of compensation to the executive not to exceed 2.99 times the base amount as defined per Code §280G. As of December 31, 2017, no such reduction in benefit would have been necessary for Mr. Burns.

(7)

Mr. Burns’ SERP was replaced in January 2009 with a grant of restricted stock which is intended to provide similar economic benefit to Mr. Burns and more closely align his interests with the long-term profitability of the Company and its shareholders.

Renee R. Brooks

The following table describes the potential payments upon termination for various reasons for Renee R. Brooks, the Company’s Chief Administrative Officer.

Compensation and/or Benefits Payable	Voluntary Termination by Employee Without Good Reason	Involuntary Termination by Company w/out Cause	Involuntary Termination by Company For Cause	Termination in the Event of Disability	Termination in the Event of Death	Qualifying Termination Following a Change in Control
Upon Termination	(1)	(2)	(1)	(3)	(4)	(5) (6)
Renee R. Brooks
Compensation
Cash Severance	$—	$339,751	$—	$—	$—	$1,113,768
Intrinsic Value of Unvested Stock Options	—	—	—	82,680	82,680	82,680
Intrinsic Value of Unvested Restricted Stock/Units	—	—	—	121,661	661,294	661,294
Benefits & Perquisites
Medical & Dental Insurance	—	13,219	—	—	—	—
Total Benefit	$—	$352,970	$—	$204,341	$743,974	$1,857,742

(1)	The Company shall have no further obligation to the Executive. A noncompetition agreement will be in force for a period of 12 months with no payment due to the Executive.
(2)

The Company shall pay to the Executive her Base Salary for 12 months following her termination through customary payroll practices. The Company shall also contribute to Executive’s COBRA premium by paying the same monthly amount for health and dental insurance coverage as it would if she were an active employee for a period of 12 months.

(3)

Option Awards and Restricted Stock Awards will be fully accelerated based on 100% of remaining non-vested shares. Vesting of Performance RSUs is not accelerated upon termination in the event of disability. Rather, awards vest as scheduled after the performance period on a pro-rata basis, based on the percentage of the performance period for which the participant was employed.

(4)

Option Awards and Restricted Stock Awards will be fully accelerated based on 100% of remaining non-vested shares. Performance RSUs will vest at 100% of the Target level performance (included in the value above) or, if greater, based on actual performance through the end of the most recent quarter ended.

(5)

The Company (or its successors) shall pay the Executive, or his beneficiary in the event of his subsequent death, an amount equal to two times Executive’s Total Compensation (Change in Control Payment) in effect at the date of termination of employment. Two equal payments shall be made, each consisting of one-half the total Change in Control Payment with the first payment to be made immediately upon cessation of employment and the second to be made exactly one year later.

Upon a Change in Control, with or without termination, Option Awards and Restricted Stock Awards will be fully accelerated based on 100% of remaining non-vested shares. Performance RSUs will vest at 100% of the Target level performance (included in the value above) or, if greater, based on actual performance through the end of the most recent quarter ended. The value of Option Awards is based on the difference between the current market price as of December 31, 2017 and the exercise price for options in‑the-money (i.e., options with an exercise price below the current market price). The value of Restricted Stock Awards and RSUs is based on the market price of $87.15 as of December 31, 2017.

(6)

The benefit shall be reduced to the extent necessary to cause the aggregate present value of all payments in the nature of compensation to the executive not to exceed 2.99 times the base amount as defined per Code §280G. As a result of this benefit limit, the cash severance level was reduced from $1,291,054 to $1,113,768.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, as of December 31, 2017, the pay ratio for total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was 63 to 1. For the period ending December 31, 2017, the median of the annual total compensation of all employees of our Company, with the exception of Robert R. Hill, Jr., our CEO, was $48,389, and the annual total compensation of Mr. Hill was $3,055,398.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

1.

As of October 13, 2017, our employee population consisted of approximately 2,294 individuals, including any full-time, part-time, temporary, or seasonal employees employed on that date, as well as employees who joined the organization through the acquisition of Southeastern Bank Financial Corporation. This date was selected because it aligned with a payroll cycle and allowed us to identify employees in a reasonably efficient manner.

2.

To find the median of the annual total compensation of all our employees (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2017. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on October 13, 2017, but did not work for us for the entire year. No full-time equivalent adjustments were made for part time employees.

3.	We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.
4.

After identifying the median employee, we added together all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $48,389.

Total compensation for Mr. Hill represents the amount reported in the “Total” column of our 2017 Summary Compensation Table and includes salary, restricted stock grants, option awards, non-equity incentive compensation, nonqualified deferred compensation and other compensation.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock‑based compensation to attract and retain qualified persons to serve on the Board of Directors.  Directors are subject to a minimum share ownership requirement.  Each director is required to directly own $125,000 of the Company’s stock by the end of the third anniversary of the first election to the board of directors, and $250,000 of the Company’s stock by the end of the sixth anniversary of the first election to the Board of Directors.  Director compensation is recommended by the Compensation Committee after discussion with the compensation consultant and is approved by the Board of Directors, and is intended to provide an appropriate level of compensation to attract and retain qualified directors and is competitive with that of comparable financial institutions.

For the fiscal year ended December 31, 2017, non-employee directors of the Company were paid $1,000 per regularly scheduled board meeting attended.  The Company pays a quarterly cash retainer fee to each director. Directors who are also officers employed by the Company or the Bank do not receive fees or any other separate cash compensation for serving as a director.  Members of the committees are paid additional compensation of $500, for each regularly scheduled meeting attended.  The chair of the Audit, Compensation, Governance, and Risk Committees received $1,000 per committee meeting attended in lieu of the corresponding amounts above. For special meetings, the director is paid at the same rates above, except for those attended via telephone, which are paid at one-half the regular rate.

In May 2017, the Company awarded to each non-employee director serving at the time 435 shares of restricted stock except for 492 shares awarded to Jimmy Addison, Martin B. Davis, Cynthia A. Hartley, and Kevin P. Walker, who serve as the chair of the Governance, Risk, Compensation, and Audit Committees, respectively. These awards were granted following the Company’s  2017 Annual Shareholders Meeting and vest 25% per quarter over a period of one year from the date of grant. The Company intends to grant restricted stock awards annually to its non-employee directors in similar amounts and terms following the Annual Shareholders  Meeting, under the authorization of the 2018 stock incentive plan.

Robert R. Horger, who serves as chairman of the Board of the Company, currently receives $130,317 annually for serving in that capacity.  In addition, in January 2017, the Company granted to Mr. Horger 373 shares of restricted stock valued at $87.30 per share at the date of grant and 963 stock options at an exercise price per share of $87.30. The restricted stock cliff vests 100% at the end of four years and the stock options become exercisable in four equal annual installments over the four-year period following the date of grant.

The following table sets forth the fees and all other forms of compensation paid to Chairman Horger and the Company’s directors in 2017. Each component of compensation is discussed in further detail in the footnotes following the table.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Robert R. Horger (6)	$130,317	$32,563	$32,569	$—	$—	$10,865	$206,314
Jimmy E. Addison	44,750	43,271	—	—	—	420	88,441
Paula Harper Bethea	37,000	38,258	—	—	—	372	75,630
James C. Cherry (7)	—	—	—	—	—	—	—
Jean E. Davis (7)	—	—	—	—	—	—	—
Martin B. Davis	44,875	43,271	—	—	—	398	88,544
Robert H. Demere Jr.	36,500	38,258	—	—	—	372	75,130
M. Oswald Fogle (8)	15,625	—	—	—	—	55	15,680
Cynthia A. Hartley	46,250	43,271	—	—	—	420	89,941
Thomas J. Johnson	34,750	38,258	—	—	—	372	73,380
Grey B. Murray	37,000	74,798	—	—	—	653	112,451
James W. Roquemore	37,000	38,258	—	—	—	372	75,630
Thomas E. Suggs	36,250	38,258	—	—	—	372	74,880
Kevin P. Walker	50,000	43,271	—	—	—	420	93,691

(1)

Includes total compensation earned through salary (Chairman Horger only), Board fees, retainers and committee fees, whether paid or deferred. Refer to the Board of Directors and Committees section of this proxy statement for more information regarding committee membership and fees.

(2)

From time to time, the Company has awarded shares of restricted stock to its directors.  All shares of restricted stock awarded to the non-employee directors during 2017 vest at 25% per calendar quarter over a period of four quarters.  Each director generally has the right to vote restricted shares and to receive dividends paid on the shares prior to vesting.  The market value of the shares is determined by the closing market price of the Company’s common stock on the date of the grant ($87.30 on the date of grant for Chairman Horger, $91.35 on the date of grant for Mr. Murray, and $87.95 on the date of grant for all of the other directors). The value of restricted stock grants shown above equals the grant date fair value in accordance with FASB ASC Topic 718.

(3)

These totals reflect the dollar amount of the grant date fair value of the option award, in accordance with FASB ASC Topic 718. The valuation assumptions for the Black‑Scholes model used to value these option awards is found on page 32. The Black‑Scholes price for the option awards granted to Mr. Horger on January 3, 2017 was $33.82 per option. The Board of Directors’ total aggregate amount of stock options outstanding at December 31, 2017 was 17,993.

(4)	During 2017, nonqualified deferred compensation plan balances experienced an unrealized gain/loss; however, there was no income exceeding 120% of the applicable long-term federal rate (“AFR”).
(5)

Includes a $1.32 dividend ($0.33 for first quarter, $0.33 for second quarter, $0.33 for third quarter, and $0.33 for fourth quarter) on all unvested restricted stock grants outstanding at the time of the dividend. For Chairman Horger the amount includes an employer matching contribution to an employee savings plan and also life insurance premiums.

(6)	In October 2017, the Compensation Committee recommended that the Board of Directors increase the base compensation of Chairman Horger by 2.75% effective January 1, 2018.
(7)	James C. Cherry and Jean E. Davis joined the Board of Directors in December 2017.
(8)	M. Oswald Fogle retired effective as of the 2017 Annual Meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Bank has loan and deposit relationships with some of the directors of the Company and the Bank and loan, deposit, and fee-for-service relationships with some of the companies with which the directors are associated, as well as with some members of the immediate families of the directors. (The term “members of the immediate families” for purposes of this paragraph includes each person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, and brothers and sisters-in-law.) Such loan, deposit, or fee relationships were made in the ordinary course of business, were made on substantially the same terms, including interest rates, collateral and fee pricing as those prevailing at the time for comparable transactions with other persons not related to the lender, and did not, at the time they were made, involve more than the normal risk of collectability or present other unfavorable features.

Robert R. Horger, Chairman of the Board of the Company, is a partner in the law firm of Horger, Barnwell & Reid, L.L.P., which the Company, engaged, among other law firms, as counsel during 2017 and may engage during the current fiscal year.  In 2017, the Company and Mr. Horger were involved in non-material related party transactions in that the Company made payments totaling approximately $7,338 to Horger, Barnwell & Reid, and L.L.P.  This amount did not exceed either $200,000 or 5% of the law firm’s gross revenue.

Thomas E. Suggs, a director, has served as President and Chief Executive Officer of HUB Carolinas, a region of HUB International, an insurance brokerage and consulting firm that the Company has used since 2011 and will continue to use during the current fiscal year as an insurance broker for certain policies. Mr. Suggs was previously the President and Chief Executive Officer, and a majority owner, of Keenan & Suggs, Inc., an insurance broker and consulting firm that the Company also used for certain policies, before it was acquired by HUB International, the 7th largest brokerage in the world, in August 2016. In 2017, the Company made insurance premium payments directly to either HUB International, as the Company’s insurance placement agent, or insurance carriers.  Commissions earned on these policies were well below 5% of HUB International’s total gross revenue for 2017, which is a key measure under NASDAQ’s independence requirements.

The Company has adopted a Conflict of Interest/Code of Ethics Policy that contains written procedures for reviewing transactions between the Company and its directors and executive officers, their immediate family members, and entities with which they have a position or relationship. These procedures are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. This policy also requires the Bank to comply with Regulation O, which contains restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. The Conflict of Interest/Code of Ethics policy is located on the Company’s website at https://www.southstatebank.com/ under Investor Relations.

The Company annually requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related person transactions.  The Company’s Governance Committee, which consists entirely of independent directors, annually reviews all relationships and amounts disclosed in the directors’ and officers’ questionnaires, and the Board of Directors makes a formal determination regarding each director’s independence under The NASDAQ Stock Market listing standards and applicable SEC rules.

In addition, the Bank is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The Bank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

In addition to the annual review, the Company has appointed a corporate ethics officer to implement and monitor compliance with the Conflict of Interest/Code of Ethics Policy. The corporate ethics officer reports to the Company’s general auditor who passes this information to the board’s Audit Committee and Chief Executive Officer quarterly and also advises the Company’s executive committee and management with respect to potential conflicts of interest. The related party transactions described above were approved by the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

As required by Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors and executive officers are required to report periodically their ownership of the Company’s stock and any changes in ownership to the SEC.  Based on written representations made by these affiliates to the Company and a review of the Forms 3, 4 and 5, it appears that all such reports for these persons were filed timely in 2017, except for (i) one late Form 4 filing relating to 98 shares of common stock sold by Joseph E. Burns, Chief Credit Officer, on August 11, 2017, pursuant to which the related Form 4 was inadvertently not reported until August 17, 2017; and (ii) one late Form 4 filing relating to the acquisition of 4,866 shares of common stock pursuant to the exercise of stock options, and the disposition of 1,712 shares of common stock to satisfy related withholding taxes, by Mr. Burns on June 5, 2017, pursuant to which such transactions were inadvertently not reported until February 23, 2018 on an amended Form 5.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Dixon Hughes Goodman LLP, certified public accountants, as the independent registered public accounting firm for the Company and the Bank for the current fiscal year ending December 31, 2018, subject to ratification by the Company’s shareholders. Dixon Hughes Goodman LLP has advised the Company that neither the firm nor any of its partners has any direct or material interest in the Company and its subsidiary except as independent registered auditors and certified public accountants of the Company. Representatives of Dixon Hughes Goodman LLP are expected to be at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process, including internal controls, on behalf of the Board of Directors. The committee is composed of four directors of the Company, each of whom is independent as defined by the rules of The NASDAQ Stock Market applicable to directors who serve on the Audit Committee. The Audit Committee operates under an Audit Committee charter that complies with the requirements regarding Audit Committees established by the Sarbanes‑Oxley Act of 2002 and the rules and regulations of the SEC and The NASDAQ Stock Market.

Management has the primary responsibility for the Company’s financial statements, internal controls, and financial reporting. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and the conformity of the Company with maintaining internal controls over financial reporting as specified by the Sarbanes‑Oxley Act of 2002.

In the context of its responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2017 audited financial statements. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”).  In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence from the Company and its management.  The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services, as set forth in the section entitled Audit and Other Fees below, is compatible with the auditor’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the year ended December 31, 2017 for filing with the SEC.

This report is provided by the following independent directors, who comprise the Audit Committee:

Kevin P. Walker, Chairman	Martin B. Davis	Robert H. Demere Jr.
Grey B. Murray

AUDIT AND OTHER FEES

The Audit Committee selected Dixon Hughes Goodman LLP as the Company’s Independent Registered Public Accounting Firm for the year ended December 31, 2017.  Fees for professional services provided for the respective fiscal years ended December 31 are set forth below:

	2017	2016
Audit fees(1)	$957,530	$750,982
Audit related fees(2)	62,220	92,970
Total Audit Fees	$1,019,750	$843,952

(1)

All fees related to the financial statement audit, required quarterly reviews of interim financial information, audit of internal controls over financial reporting, and attesting to internal control over financial reporting in accordance with the Federal Deposit Insurance Corporation Improvement Act of 1991.

(2)

Audit‑related fees are for services rendered in connection with audits of the Company’s employee benefit plans, the audit of the Company’s broker dealer subsidiary, and reports on compliance with mortgage servicing related standards.

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. Under the policy, and in accordance with the Sarbanes‑Oxley Act of 2002, the Audit Committee may delegate pre-approval authority to one or more of its members. However, any member to whom such authority is delegated is required to report on any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all services provided by Dixon Hughes Goodman LLP during 2017. None of the services were performed by individuals who were not employees of the independent registered public accounting firm.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

The Company will mail to shareholders who request them, these proxy materials and/or a copy of its Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC.  Further inquiries regarding the Annual Report on Form 10-K should be directed to:  South State Corporation, P.O. Box 1030, Columbia, South Carolina 29202, Attention:  John C. Pollok, Chief Financial Officer and Chief Operating Officer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No current or former officer, and no other member of the Compensation Committee, has directly or indirectly entered into any transactions with the Company of a nature that would be required to be disclosed in this proxy statement.

OTHER BUSINESS

The Company does not know of any other business to be presented at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 19, 2018. Vote by Internet • Go to www.envisionreports.com/SSB • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all nominees, and FOR Proposal 2 and 3. 1. Election of Directors: + For Withhold For Withhold For Withhold 01 - John C. Pollok 02 - Cynthia A. Hartley 03 - Thomas E. Suggs 04 - Kevin P. Walker 05 - James C. Cherry 06 - Jean E. Davis For Against Abstain ForAgainst Abstain 2. Proposal to conduct an advisory vote on the compensation of the Company’s named executive officers (this is a non-binding, advisory vote; the Board of Directors unanimously recommends that you vote “FOR” this proposal); and 3. Proposal to ratify, as an advisory, non-binding vote, the appointment of Dixon Hughes Goodman LLP, Certified Public Accountants, as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018 (Board of Directors unanimously recommends that you vote “FOR” this proposal). B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. + 1 P C F 02RESD Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION South State Corporation

. Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting The proxy statement and 2017 Annual Report to Shareholders (which includes our 2017 Annual Report on Form 10-K) are available at http://www.envisionreports.com/SSB. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — South State Corporation + This Proxy is Solicited on Behalf of the Board of Directors for the 2018 Annual Meeting of Shareholders William C. Bochette, III and Robert R. Hill, Jr., and each of them, with full power of substitution, are hereby appointed as agent(s) of the undersigned to vote as proxies all of the shares of Common Stock of South State Corporation held of record by the undersigned on the record date at the annual meeting of shareholders to be held on April 19, 2018, and at any adjournment thereof. YOUR VOTE IS IMPORTANT Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope. THE PROXIES WILL BE VOTED AS INSTRUCTED. IF NO CHOICE IS INDICATED WITH RESPECT TO A MATTER WHERE A CHOICE IS PROVIDED, THIS PROXY WILL BE VOTED “FOR” SUCH MATTER. (Items to be voted appear on the reverse.) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.